[ARTICLE] 5
[MULTIPLIER]   1


                CONFIDENTIAL TREATMENT REQUESTED
         [*]   Denotes information for which confidential
         treatment has been requested. Confidential portions omitted have been filed separately with the Commission.


PARTICIPATION AGREEMENT dated as of September l,
1994, among CIRRUS LOGIC, INC., a California
corporation ("CIRRUS"), INTERNATIONAL BUSINESS MACHINES
CORPORATION, a New York corporation ("IBM"), CIREL,
INC., a California corporation (the "CIRRUS Partner"),
and MICRUS HOLDINGS INC., a Delaware corporation (the
"IBM Partner").
The parties desire to enter into this Agreement in connection with the formation of a general partnership by the CIRRUS Partner and the IBM Partner pursuant to the Partnership Agreement to operate within the scope of activity set forth in the Partnership Agreement.
Accordingly, the parties agree as follows:
ARTICLE I
DEFINITIONS, RULES OF CONSTRUCTION
AND DOCUMENTARY CONVENTIONS
SECTION 1.01.  Certain Definitions.
(a) Capitalized terms used but not defined in this Agreement shall have the respective meanings assigned to them in Appendix A.
(b) As used herein, the term "Agreement" means this Participation Agreement together with any Exhibits, Schedules, Appendices and Attachments hereto.
SECTION 1.02.  Additional Definition.
The following capitalized terms shall have the meanings assigned in this
Agreement:
Term    Defined In
"322 Fabrication Employees"     Section 7.01(a)
"Affected Contract Commitment"  Section 5.10(b)
"Agreement"     Section 1.01(b)
"CIRRUS Functional Area Report" Section 5.10(o)
"Customer-IBM Patent License"   Section 6.10(c)(i)
"Disabled Capacity Allocation"  Section 5.10(a)
"Existing Customer"     Section 6.02(b)
"Functional Area"       Section 5.10(o)
"Indemnified Parent"    Section 9.02(a)
"Key Customers" Section 5.10(d)
"Loadable Capacity"     Section 5.10(c)
"ramp-up tooling"       Section 5.12
"Reimbursing Parent"    Section 9.02(a)
"Turn Customer" Section 5.10(b)

SECTION 1.03.  Rules of Construction and Documentary Conventions.
The rules of construction and documentary conventions set forth in
Appendix A hereto shall apply to this Agreement.
ARTICLE II
CLOSING; INITIAL FUNDING
SECTION 2.01.  Closing.
At the Closing, in reliance upon the representations and warranties set forth in this Agreement and subject to the fulfillment to the satisfaction of, or waiver by, the applicable party of the conditions set forth in this Agreement, the following events shall occur:
(a) each party shall execute and deliver each Operative Document not previously executed and delivered by it, to the extent it is specified to be a party thereto;
(b)     the Partnership shall be formed (if it has not previously been formed);
and
(c) each Partner shall cause the Partnership to execute and deliver each Operative Document not previously executed by the Partnership, to the extent the Partnership is specified to be a party thereto.
The parties agree that the Partnership may be formed at any time prior to the Closing.
SECTION 2.02.  Time and Place of Closing.
The Closing shall take place at the Facility at 10:00 a.m. on the Closing
Date, or at such other place or time or on such other date as may be agreed upon by the Parents.
SECTION 2.03  Initial Funding.
Subject only to the Closing having previously occurred, on the Initial
Funding Date:
(a)     the CIRRUS Partner shall transfer or cause the transfer of the
CIRRUS Assets to the Partnership;
(b)     the IBM Partner shall transfer or cause the transfer of the IBM
Assets to the Partnership; and
(c) the Partnership shall make a special cash distribution to the IBM Partner pursuant to Section 6.02(b) of the Partnership Agreement.
The transfers referred to in Sections 2.03(a) and (b) shall be accomplished, in the case of cash, by wire transfer in immediately available funds to an account of the Partnership and, in the case of all other Assets to be transferred to the Partnership on the Initial Funding Date, pursuant to instruments of transfer duly executed and delivered on the Initial Funding
Date by each appropriate party, and in form and substance reasonably satisfactory to each Parent. The transfer referred to in Section 2.03(c) shall be accomplished by wire transfer in immediately available funds to an account of IBM.
ARTICLE III
CONDITIONS TO CLOSING
The obligation of each Parent and such Parent's Affiliated Partner to complete the transactions set forth in Section 2.01 shall be subject to the fulfillment, as of the Closing Date, to the satisfaction of, or waiver by, such Parent of the conditions set forth below in this Article III (except that the obligations of such Parent and its Affiliated Partner shall not be subject to either's own compliance with Sections 3.01, 3.02, 3.03, 3.06, 3.07, 3.08, 3.09, 3.10 and 3.11):
SECTION 3.01.  Performance.
Each party and the Partnership shall have performed and complied in all material respects with each agreement, covenant and condition in each
Operative Document to which it is or is specified to be a party, which agreement, covenant or condition is required to be performed or complied with by such Person at or before the Closing.
SECTION 3.02. Authorization, Execution and Delivery of Operative Documents. Each party and the Partnership shall have duly authorized, executed and delivered each Operative Document to which it is or is specified to be a party and an executed counterpart thereof shall have been delivered to each other party thereto and to each Parent.
SECTION 3.03.  No Default.
Each Operative Document shall be in full force and effect at the Closing without any event having occurred or condition existing that constitutes, or with the giving of notice or passage of time (or both) would constitute, a default under or breach of such Operative Document or would give any party to such Operative Document the right to terminate or not to perform any obligation under such Operative Document.
SECTION 3.04.  Consents, Approvals, etc.; Burdensome Conditions.
(a) All Governmental Actions (other than immaterial Governmental Actions such as routine qualifications to do business intended to be obtained as needed) required to be taken, given or obtained in connection with the transactions contemplated by the Operative Documents shall (i) have been taken, given or obtained, (ii) be in full force and effect at the Closing and
(iii) not be subject to any pending proceedings or appeals, administrative, judicial or otherwise (other than such immaterial Governmental Actions), and the time for appeal shall have expired or, if an appeal shall have been taken, it shall have been dismissed.
(b) All consents and approvals of any other Person necessary or advisable in order to consummate in all material respects the transactions contemplated by the Operative Documents, excluding written consents to the assignment of third party contracts, shall have been obtained and shall be in full force and effect at the Closing.
(c) No Burdensome Condition shall exist with respect to either Parent or any of its Affiliates or the Partnership in connection with the transactions contemplated by the Operative Documents.
SECTION 3.05.  Governmental Rules.
(a) No Governmental Rule shall have been instituted, threatened, issued or proposed to set aside, restrain, enjoin or prevent the consummation of the transactions contemplated by the Operative Documents.
(b) No change shall have occurred since the date of this Agreement in any Governmental Rule that, in either Parent's opinion, would make it illegal for such Parent, its Affiliated Partner or the Partnership to consummate any of the transactions contemplated by the Operative Documents or subject any such Person to an unreasonably burdensome penalty or other unreasonably burdensome liability or other obligation under or pursuant to any Governmental Rule in connection with the transactions contemplated by the Operative Documents.
SECTION 3.06.  Standard Closing Documents.
Each Parent and its Affiliated Partner shall have received, with respect to the other Parent and the other Parent's Affiliated Partner:
(a) a certificate dated the Closing Date of the secretary, assistant secretary or another appropriate authorized signatory of such party certifying:
(i)     that a true and correct copy of the charter and by-laws of such party is attached to such certificate;
(ii)    that a true and correct copy of the resolutions, delegations or other written evidence of corporate action of the appropriate authority within such party and the stockholders of such party, duly authorizing or ratifying its execution, delivery and performance of the Operative Documents to which it is or is designated to be party and the consummation of the transactions contemplated thereby, are attached to such certificate, and as to the absence of other resolutions, delegations or other corporate action relating thereto; and
(iii)   as to the absence of proceedings for the merger, consolidation, sale of all or substantially all the assets, dissolution or liquidation with respect to such party;
(b) an incumbency certificate signed by an appropriate officer or other authorized signatory of such party dated the Closing Date as to the signatures and titles of the officers or authorized signatories of such party executing any Operative Document on behalf of such party (whether as a party thereto or on behalf of the Partnership as a general partner thereof), and any other documents delivered in connection with the Operative Documents; and
(c) a certificate signed by an appropriate officer or other authorized signatory of such party dated the Closing Date certifying that the conditions set forth in Sections 3.01 through 3.05, 3.07 and 3.18 (with respect to such party) have been satisfied by such party.
SECTION 3.07.  Representations and Warranties.
The representations and warranties of each party in Article IV and in any other of the Operative Documents shall be true and correct in all material respects as of the date of this Agreement and at the Closing with the same effect as if made at and as of the Closing, except to the extent such representations or warranties expressly relate to an earlier time.
SECTION 3.08.  No Material Adverse Change.
Each Parent shall be reasonably satisfied that, since the date of this Agreement, there shall not have occurred any material adverse change in the other Parent or its Affiliated Partner or in the prospects for the
Partnership.
SECTION 3.09.  Proceedings.
All corporate or partnership and legal proceedings taken by each party and the Partnership in connection with the transactions contemplated by the Operative Documents and all documents relating to the transactions contemplated thereby shall be reasonably satisfactory in form and substance to each Parent and its counsel, and certified or other copies of all relevant documents as either Parent shall have reasonably requested shall have been provided to such Parent or its counsel.
SECTION 3.10.  Opinion of Counsel to CIRRUS.
IBM and the IBM Partner shall have received an opinion addressed to them, dated the Closing Date, of B. J. Olson, Corporate Counsel of CIRRUS and the CIRRUS Partner, in form, substance and scope reasonably satisfactory to IBM.
SECTION 3.11.  Opinion of Counsel to IBM.
CIRRUS and the CIRRUS Partner shall have received an opinion addressed to them, dated the Closing Date, of Gregory C. Bomberger, Esq., counsel to IBM and the IBM Partner, in form, substance and scope reasonably satisfactory to CIRRUS.
SECTION 3.12.  Due Diligence.
Prior to the Closing, each Parent shall have completed its due diligence and business review with respect to the transactions contemplated by the Operative Documents and the results of such review shall be satisfactory to such Parent in its sole discretion.
SECTION 3.13.  Insurance.
Arrangements reasonably satisfactory to each Partner shall have been made to provide the Partnership with insurance coverage complying with the requirements of the Partnership Agreement.
SECTION 3.14.  Support Arrangements, etc.
Each Parent shall be reasonably satisfied that other than as provided in the Operative Documents, (i) no support agreements covering resources, services, facilities or utilities required for the business of the Partnership as then proposed to be conducted immediately after the Closing need to be and have not been obtained and (ii) arrangements for obtaining bank accounts, Federal tax identification numbers and similar items for the Partnership have been made.
SECTION 3.15.  Employment and Certain Other Arrangements.
(a) Each Partner shall be reasonably satisfied (i) that the staffing of the Partnership shall be adequate for the conduct of the business of the Partnership contemplated to be conducted after the Closing and (ii) as to the terms and circumstances of any Person's acceptance of employment or service and transfer. The key employees of the Partnership as agreed by the Partners shall have accepted conditional offers of employment.
(b) The composition of the initial management team, and the compensation plans, benefits and incentive programs for the Partnership's management, shall comply with the description thereof set forth in the Initial Business Plan.
SECTION 3.16.  Partnership Finances.
Each Parent shall be reasonably satisfied that, after giving effect to the Closing and the capitals contributions required pursuant to Section 6.01 of the Partnership Agreement, the Partnership will have sufficient cash and financial resources to conduct its business as proposed to be conducted in the Initial Business Plan through June 30, 1995.
SECTION 3.17.  Form of Operative and Other Documents.
Each of the Operative Documents (other than this Agreement), including schedules and attachments, and the Initial Business Plan shall, in each case, either be (a) in substantially the form agreed upon by the parties in writing on the date hereof with blanks appropriately completed and dates adjusted to reflect the Closing Date as appropriate or (b) if not in such agreed form or if no agreement has been reached with respect to any particular such document, in form, substance and scope satisfactory to each party to such agreement in its sole discretion.
SECTION 3.18.  Business Plan.
The Parents and the Partners shall have each approved in writing and delivered the Initial Business Plan of the Partnership including the portion agreed to by IBM and CIRRUS as of the execution of this Agreement.
SECTION 3.19.  Sale and Lease of Third Party Assets.
The Third Party Lessor shall have purchased the Third Party Assets from
IBM for proceeds of not less than $150,000,000 and shall have executed and delivered the Third Party Lease leasing such assets to the Partnership.
SECTION 3.20.  Additional Equipment Acquisitions; IBM Initial Equipment Lease.
(a) Accountants and tax counsel for IBM and CIRRUS shall have determined whether it will be feasible to provide the Partnership with the ramp-up tooling in a manner that would result in the Partnership's being deemed to be the owner of such ramp-up tooling for tax purposes but not for accounting purposes in accordance with GAAP. Only if it can be established prior to the Closing that the acquisition of such ramp-up tooling may be structured in a manner that would achieve the above tax and accounting results without additional unreimbursed cost to IBM or the IBM Partner, then, as a condition to the obligations of CIRRUS to complete the transactions to be effected at the Closing, IBM shall agree to use its reasonable best efforts to cooperate with CIRRUS in obtaining the ramp-up tooling in such manner.
(b) Accountants and tax counsel for IBM and CIRRUS shall have determined whether it will be feasible to structure the IBM Initial Equipment Lease as an operating lease rather than a capital lease for accounting purposes in accordance with GAAP. Only if it can be established prior to the Closing that the IBM Initial Equipment Lease may be structured in a manner that would achieve this accounting result without additional unreimbursed cost to IBM or the IBM Partner, then, as a condition to the obligations of CIRRUS to complete the transactions to be effected at the Closing, the IBM Initial Equipment
Lease to be entered into at the Closing will be so structured.
SECTION 3.21.  IBM Restrictions.
Prior to the Closing, IBM shall provide to CIRRUS a list of types of
Products that the Partnership will not manufacture in order to assure compliance with restrictions contained in IBM's existing agreements with third parties (in addition to those specified in Section 5.16). Upon receipt of said list, CIRRUS may elect not to proceed with the Closing if said listing is not acceptable to it. Alternatively, if CIRRUS elects to proceed with the Closing, CIRRUS shall be deemed to have agreed that the Partnership shall refrain from manufacturing Products as described on said list, which list shall be annexed hereto as Schedule 3.21.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARTIES
Each Parent and its Affiliated Partner represents and warrants to the other Parent and its Affiliated Partner as of the date of this Agreement and as of the Closing Date, with respect to itself (and in the case of each
Parent, with respect to its Affiliated Partner), as follows:
SECTION 4.01. Organization, Ownership Interest, etc.
(a) It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation and has the power and authority to carry on its business as then conducted, to own or hold under lease its properties and to enter into and perform its obligations under each Operative Document to which it is or is specified to be a party.
(b) It is, or in the case of each Partner will be in a timely fashion, duly qualified to own or lease its properties and generally to conduct its business as currently, or proposed to be, conducted in each jurisdiction necessary for purposes of the transactions contemplated by the Operative Documents, except where failure to so qualify would not have a material adverse effect on such Person or the Partnership.
(c) In the case of each Parent, as of the Closing Date all the ownership interest in such Parent's Affiliated Partner will be directly or indirectly owned and held by such Parent, free and clear from all Liens (other than Permitted Liens). In the case of CIRRUS, all the ownership interest in CIRRUS Barbados is and will be directly or indirectly owned and held by CIRRUS, free and clear of all Liens (other than Permitted Liens).
SECTION 4.02.  Authorization; No Conflict.
It has duly authorized, or will prior to the Closing duly authorize and ratify, by all necessary action, the execution, delivery and performance of each Operative Document to which it is or is specified to be a party (and, in the case of each Partner, each Operative Document to which the Partnership is or is specified to be a party), and its execution and delivery thereof, its consummation of the transactions contemplated thereby and its compliance therewith does not and will not (a) require any approval of its stockholders or partners or any approval or consent of any trustee or holder of any of its Indebtedness or obligations, (b) contravene any Governmental Rule applicable to or binding on it or any of its properties if such contravention would have a material adverse effect on it or any of the Assets to be transferred by it or on its ability to perform any of its obligations under any Operative Document, (c) contravene or result in any breach of or constitute any default under its charter or by-laws, or contravene or result in any breach of or constitute any default under, or result in the creation of any Lien (other than Permitted Liens) upon any of its property or the property of the Partnership under, any material indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, loan or credit agreement or other material agreement or document to which it is a party or by which it or any of its properties is bound or affected or by which the property of the Partnership is bound or affected, (d) require any negotiation with or notice to any labor union or violate, or require any procedure to be followed under, any collective bargaining or other agreement with employees or (e) require any Governmental Action, in each case (a) through (e), except such as have been duly obtained, made or taken and which are in full force and effect.
SECTION 4.03.  Enforceability.
(a) It has duly executed and delivered this Agreement and, upon the execution and delivery of this Agreement by each other party hereto, this Agreement will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms.
(b) As of the Closing Date, it will have duly executed and delivered each other Operative Document to which it is or is specified to be a party and, upon the execution and delivery of each such other Operative Document by each other party thereto, each such other Operative Document will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors' rights generally or the availability of equitable remedies. After giving effect to the Closing, it will not be in default under or in respect of any Operative Document.
SECTION 4.04.  Proceedings.
There are no actions or proceedings pending, or to its knowledge threatened, by or before any Governmental Authority that, if adversely determined, would have a material adverse effect on it, on any of the Assets to be transferred by it, on the conduct of the business of the Partnership following the Closing as contemplated in the initial Business Plan or on its ability to perform any of its material obligations under any Operative Document.
SECTION 4.05.  Special Purpose Representation as to Partners.
In the case of each Partner, as of the Closing Date, such Partner will not have conducted any business, have any outstanding Indebtedness or other obligations or own or hold any assets other than, in each case, as permitted under Section 10.03 of the Partnership Agreement.
SECTION 4.06.  No Broker's or Finder's Fees.
In the case of each Parent, neither it nor any of its Subsidiaries has incurred any liability for any broker's or finder's fees or commissions or similar payments in connection with any of the transactions contemplated by any Operative Document which will, directly or indirectly, become the responsibility of, or be borne by, the Partnership or the other Parent (or any of their respective Affiliates); provided that fees and expenses payable to
[*] and [*] in connection with the Third Party Lease will be payable by the Partnership either directly or as part of the [*] of the equipment covered by the Third Party Lease.
SECTION 4.07.  List of Assets; Title to Assets.
(a) In the case of CIRRUS and the CIRRUS Partner, Schedule 4.07(a), to be appended to this Agreement at the Closing, will set forth the cash contribution to be made by the CIRRUS Partner to the Partnership on the
Initial Funding Date.
(b) In the case of IBM and the IBM Partner, Schedule 4.07(b), to be appended to this Agreement at the Closing, will contain a true and complete list of the IBM Assets. The equipment subject to the IBM Equipment Leases (other than the IBM Supplemental Equipment Lease) and the Third Party Lease will, at the Closing, be in good operating condition, subject to reasonable wear and tear, and, to the knowledge of IBM, will not then be in need of repairs (other than customary periodic servicing) that could reasonably be expected to cost [*] or more individually or [*] or more in the aggregate.
(c) On the Initial Funding Date, each Parent will have transferred, or caused to be transferred, to the Partnership unencumbered, good and marketable title to the Assets to be transferred by it, free and clear of the claims of others and of all Liens (other than Permitted Liens referred to in clauses (a) and (c) of the definition thereof).
(d) In the case of each Parent, other than pursuant to the Operative Documents, there are no outstanding rights, options, agreements or other commitments giving any Person any present or future right to require it or any of its Affiliates (or, following the Closing, the Partnership or any of its Affiliates) to Transfer to any Person any ownership or possessory interests in, or grant any Lien on, any of the Assets to be transferred by it to the Partnership.
SECTION 4.08.  Scope and Value of Assets.
In the case of IBM and the IBM Partner, Schedule 4.08, to be appended to this Agreement at the Closing, will correctly set forth (a) the aggregate value of the IBM Assets, valued at the lesser of cost and fair market value,
(b) the aggregate book value of the IBM Assets for financial reporting purposes, (c) the aggregate tax basis in the IBM Assets and (d) the respective fair market values, book values for financial reporting purposes and tax bases for each non-cash item of the IBM Assets.
SECTION 4.09.  Litigation; Decrees.
(a) There are no lawsuits, claims, arbitrations or other proceedings or investigations pending, or to its knowledge threatened, by or against or affecting it or any of its Subsidiaries or any of their respective properties that (i) relate to, or could materially adversely affect the rights of the Partnership in respect of, any of the Assets to be transferred by it or the conduct of the business of the Partnership following the Closing as contemplated by the Initial Business Plan or (ii) relate to any of the transactions contemplated by the Operative Documents.
(b) Other than, in the case of IBM and the IBM Partner, the Consent Decree, there is no outstanding judgment, order or decree of any Governmental
Authority applicable to it or any of its Subsidiaries that relates to or could materially adversely affect the Assets to be transferred by it or the conduct of the business of the Partnership following the Closing as contemplated by the Initial Business Plan.
SECTION 4.10.  Compliance with Other Instruments.
It is not in default in any material respect in the performance of any material obligation, agreement, instrument or undertaking to which it is a party or by which it or any of its properties is bound which default could, and there is no such obligation, agreement, instrument or undertaking (other than, in the case of IBM and the IBM Partner, the Consent Decree) which could, materially adversely affect the conduct of the business of the Partnership following the Closing as contemplated by the Initial Business Plan.
ARTICLE V
COVENANTS
SECTION 5.01.  Covenants of Parents.
Each Parent agrees with the other Parent that:
(a) Performance of Obligations. It shall fully and faithfully carry out all its obligations under each Operative Document to which it is a party.
(b)     Conduct of Businesses.  Until the Closing, it shall not, and shall not permit any of its Subsidiaries to, take any action that would, or could be reasonably foreseen to, result in any of its or its Affiliated Partner's representations and warranties set forth herein becoming untrue or in any of the conditions set forth herein to be satisfied by it or its Affiliated
Partner prior to or at the Closing not being so satisfied.
(c) Products and Services. IBM will be the supplier of information processing hardware, software and services to the Partnership under IBM's then standard customer agreements at those prices and upon those other terms and conditions that IBM offers to its most favored unaffiliated customers purchasing comparable quantities, except as may be otherwise provided in the Operative Documents.
(d) Ownership Interest. Subject to Section 10.01 of the Partnership Agreement, and except pursuant to a written agreement among the Parents and their Affiliated Partners, such Parent will not Transfer or cause its Affiliated Partner to Transfer, directly or indirectly, any interest in the Partnership to a third party, other than a Subsidiary of such Parent domiciled in the United States. All the ownership interest in such Parent's Affiliated Partner shall at all times be directly or indirectly owned and held by such Parent or a Subsidiary of such Parent domiciled in the United States free and clear from all Liens (other than Permitted Liens).
(e)     Change of Control and Dissolution.  It will furnish the information and enter into the agreements referred to in Sections 10.08, 10.10, 10.11 and 11.02(d) of the Partnership Agreement to be furnished or entered into by such Parent on a timely basis.
SECTION 5.02.  Parent Undertaking as to Affiliated Partner Obligations.
Each Parent agrees with the other Parent that it shall cause all covenants, conditions, representations, warranties and agreements to be performed or observed by such Parent's Affiliated Partner expressly set forth in Sections 6.01, 10.01, 10.02, 10.03, 10.04, 10.05, 10.06, 10.07, 10.08,
10.10, 10.11 and 11.02 of the Partnership Agreement to be fully and faithfully observed, and shall not cause or permit to exist (i) an Event of Default under paragraph (a) or (b) of the definition of such term in Appendix A with respect to such Affiliated Partner or (ii) except as otherwise permitted pursuant to the Partnership Agreement, any event of dissolution of the Partnership caused by such Affiliated Partner (other than, in each case (i) and (ii), a
Bankruptcy Event of such Affiliated Partner resulting from its status as a general partner of the Partnership or acts or omissions in its capacity as such). Nothing in Section 5.01 or in this Section 5.02 shall be construed to create any right in any Person other than a Parent.
SECTION 5.03.  Liabilities.
Each Parent represents, warrants and agrees that the Partnership has not and shall not assume any Indebtedness, liabilities, obligations or commitments of such Parent or any of its Affiliates as a result of or arising out of the transfer by such Parent of the Assets to be transferred by it to the Partnership, which Indebtedness, liabilities, obligations or commitments relate to any period before the Initial Funding Date. This Section 5.03 shall be enforceable against such Parent by the Partnership.
SECTION 5.04.  Further Assurances.
Following the execution and delivery of this Agreement and prior to the Closing, each party shall and shall cause its Subsidiaries to (and, in the case of each Partner, at the Closing shall cause the Partnership to), take all reasonable actions necessary or appropriate to ensure that the conditions to Closing set forth herein to be satisfied by such party (or the Partnership)
are satisfied reasonably promptly following such execution and delivery, and to obtain (and cooperate with the others in obtaining) any Governmental Action required to be obtained or made by it in connection with any of the transactions contemplated by this Agreement; provided that no Burdensome Condition shall exist with respect to such Person or any of its Affiliates in connection therewith.
SECTION 5.05.  Public Announcements.
(a) Prior to the Closing, the Parents, the Partners and the Partnership shall not (and shall not permit any of their respective Subsidiaries to), without the prior written consent of the other parties to this Agreement, issue any press release or make any public announcement with respect to any Operative Document or the transactions contemplated thereby or publicly file all or any part of any Operative Document or any description thereof except as required by any Governmental Rule or as necessary to secure any Governmental Action. The initial announcement of the transactions contemplated by the Operative Documents shall be made by joint press release of the Parents.
(b) At or following the Closing, each Parent shall not (and shall not permit any of its Subsidiaries to):
(i)     issue any public release or announcement concerning the operations of the Partnership without first allowing the other Parent reasonable time to comment on such release or announcement in advance of its issuance and using reasonable efforts to accept the reasonable comments of such other Parent;
(ii) issue any public release or announcement or issue or distribute any document to be used in connection with the private or public sale of debt or equity securities without the prior consent of the other Parent if such release, announcement or document refers to such other Parent (or any of its Subsidiaries) in connection with the Partnership, except as may be required by any applicable Governmental Rule, in which case such Parent shall (or shall cause the Person required to make such disclosure to) allow such other Parent reasonable time to comment on such release or announcement in advance of its issuance and use reasonable efforts to accept the reasonable comments of such other Parent; or
(iii) publicly file all or any part of any Operative Document or any description thereof, except as may be required by any applicable Governmental Rule, in which case such Parent shall (or shall cause the Person required to make such filing to) cooperate with the other Parent, to the extent reasonable and practicable, in obtaining any confidential treatment for such filing requested by the other Parent.
SECTION 5.06.  Nonsolicitation of Employees.
So long as the business of the Partnership is being continued directly or indirectly by the Partnership, each Parent shall not, without the prior written consent of the Partnership, directly or indirectly, solicit, induce, recruit or encourage any employee or officer of the Partnership to leave his or her employment with the Partnership [*] In the event of dissolution of the Partnership, either Parent (or any Affiliate of either Parent) may employ any employee or former employee of the Partnership, but neither Parent (nor any of their Affiliates) shall be required to employ any such Person.
SECTION 5.07.  Other Activities.
Each Parent and its Affiliated Partner (for itself and, in the case of each Affiliated Partner, on behalf of the Partnership) acknowledges and agrees that:
(a) either Parent and any of its Affiliates (other than its Affiliated Partner) may engage in other business ventures and dealings of every nature, independently or with others, including within the scope of the activities of the Partnership and whether or not competitive with the business of the Partnership (or any of its Affiliates) or of the other Parent (or any of its Affiliates) and regardless of the effect on the Partnership, and none of the Partnership (nor any of its Affiliates) nor the other Parent (nor any of its Affiliates) shall have any rights in such ventures or dealings or to the income and profits derived therefrom; and
(b)     the other Parent and its Affiliates, any of their respective employees, including any Seconded Employee and Liaison Representative, and any member of the Governing Board appointed by the other Parent's Affiliated Partner shall not be obligated to refer to the Partnership any business opportunity presented to or developed by any of them.
SECTION 5.08. Additional Arrangements.
(a) CIRRUS and the CIRRUS Partner acknowledge and agree that, for so long as IBM owns directly or indirectly more than 50 percent of the Partnership, the Partnership will, for various purposes, be required to take actions as a Subsidiary of IBM, including complying with contracts and obligations that apply to IBM Subsidiaries generally, and that the obligations of the Partnership as a Subsidiary of IBM may adversely affect its business, operations and affairs. Neither the Partnership nor CIRRUS (or any of its Affiliates) shall have any claim or rights against IBM (or any of its Affiliates) as a result of such requirements and obligations.
(b) Subject to Section 5.10 of this Agreement, IBM agrees that it shall not enter into any agreement or undertake any obligation requiring the Partnership to take action as a Subsidiary of IBM that materially adversely affects the out-of-pocket costs of the Partnership allocable to the CIRRUS Partner, other than any agreement or obligation that is entered into or undertaken to comply with any Governmental Rule, if such agreement or obligation (i) is intentionally induced against the Partnership by IBM to harm the Partnership and is not in response to the contractual or other requirements of another party to such agreement or obligation; (ii) does not bind Subsidiaries of IBM generally as such agreement or obligation binds the Partnership and does not bind IBM's Microelectronics Division (or successor division within IBM) as such agreement or obligation binds the Partnership; and (iii) is not approved in writing by CIRRUS.
(c) Any agreement or commitment between IBM and a third party that is not otherwise a Limiting Agreement and that places a volume limitation on or otherwise restricts in any material respect the production and sale of specified types of Integrated Circuits by IBM and its Subsidiaries may, at IBM's election, be treated as a Limiting Agreement pursuant to which the Partnership's manufacture and sale of such Integrated Circuits would be prohibited. If IBM elects to treat any such agreement or commitment as a Limiting Agreement, the terms and conditions of Section 5.10 shall apply in all respects to said agreement or commitment. If IBM does not so elect, the terms and conditions of Section 5.10 shall not apply.
SECTION 5.09.  Waiver of Conflict of Interest, etc.
(a) Each Parent and its Affiliated Partner (for itself and, in the case of each Affiliated Partner, on behalf of the Partnership) hereby:
(i) waive any claim or cause of action against each of the other Parent, such other Parent's Affiliates, any member of the Governing Board appointed by such other Parent `s Affiliated Partner and any employee of such other Parent or any of its Affiliates (including any Seconded Employee and Liaison Representative) that may from time to time arise in respect of a breach of any duty to the Partnership or any of its Subsidiaries by any such Person as a result of a conflict of interest between the Partnership or any of its Subsidiaries and such other Parent or any of its Affiliates other than the breach of a duty expressly imposed pursuant to an Operative Document or other agreement to which the Partnership and the other Parent or any of its Affiliates are parties;
(ii)    acknowledge and agree that (A) in the event of any conflict of interest between the Partnership or any of its Subsidiaries and the other Parent or any of its Affiliates that may from time to time arise, each of such other Parent, such other Parent's Affiliates, any member of the Governing
Board appointed by such other Parent's Affiliated Partner and any employee of such other Parent or any of its Affiliates (including any Seconded Employee and Liaison Representative) may, in the absence of bad faith, act in the best interests of such other Parent or any of its Affiliates and (B) each such Person shall not be obligated (1) to reveal to the Partnership or any of its Subsidiaries confidential information belonging to or relating to the business of such other Parent or any of its Affiliates or (2) to recommend or take any action in its capacity as a general partner of the Partnership, member of the Governing Board or employee (including as a Seconded Employee or a Liaison Representative), as the case may be, that prefers the interests of the Partnership or any of its Subsidiaries over the interests of such other Parent or any of its Affiliates; and
(iii) acknowledge and agree that, to the fullest extent permitted by applicable law, the other Parent's Affiliated Partner and any member of the Governing Board appointed by such other Parent's Affiliated Partner and any employee of such other Parent or employee of any of its Affiliates shall not, now or in the future, be liable, responsible or accountable in damages or otherwise to such Parent or its Affiliated Partner or the Partnership for any acts reasonably believed by such other Parent's Affiliated Partner, member of the Governing Board or employee to be within the scope of the authority conferred on such Person by the Partnership Agreement, or for such Person's failure or refusal to perform any act except those expressly required by the terms of the Partnership Agreement, or for such Person's performance of, or omission to perform, any acts on advice of the Accountants or legal counsel for the Partnership, or for such Person's performance of any acts required by, or such Person's omission to perform any acts prohibited by, any Governmental Rule.
(b) The waivers, acknowledgments and agreements set forth in Section 5.09(a) shall not apply to (i) any act of fraud, gross negligence or willful misconduct by any member of the Governing Board in the performance of his duties as a member of the Governing Board or (ii) any alleged claim or cause of action against a Partner, any of such Partner's Affiliates or any of their respective employees based upon the breach or non-performance by such Person of an express contractual undertaking in an Operative Document.
SECTION 5.10. Limiting Arrangements.
(a) Capacity Load--Individual Limiting Agreements. If (i) IBM provides CIRRUS with less than [*] prior notice of the existence of a Limiting
Agreement which would be the sole cause of CIRRUS' inability to utilize greater than [*] of the CIRRUS Capacity Allocation in accordance with the CIRRUS Sales Agreement (herein referred to as the "Disabled Capacity Allocation") for the production of Semiconductor Wafers containing Semiconductor Chips that are being produced by the Partnership for CIRRUS at the time of such notice, (ii) CIRRUS has elected not to exercise its rights, if any, pursuant to Section 5.10(d) with respect to such Limiting Agreement,
(iii) CIRRUS has taken all reasonable measures to eliminate or mitigate the effect of such Limiting Agreement on the Disabled Capacity Allocation including use of its reasonable best efforts to reallocate its orders to or production from third party suppliers so as to substitute other products into production in the Partnership and replace utilization of the Disabled Capacity Allocation or otherwise reasonably attempt to utilize the resulting Disabled Capacity Allocation and also exercise reasonable efforts to utilize its rights under Section 7.13 of the CIRRUS Sales Agreement as to any portion of such Disabled Capacity Allocation and (iv) CIRRUS continues to have Disabled Capacity Allocation due to such Limiting Agreement representing in excess of [*] of the CIRRUS Capacity Allocation, then the following shall apply:
(i)     if IBM has given CIRRUS less than [*] advance notice of the effect of the Limiting Agreement on the CIRRUS Capacity Allocation, (A) CIRRUS may cause IBM either to utilize, or bear all Costs associated with, all the Disabled Capacity Allocation that remains unutilized by CIRRUS for up to [*] less the period of advance notice given by IBM, and (B) thereafter, for the remaining period of up to [*] from the date of notice less the period covered by clause (A) (including the advance notice period referred to in said clause
(A)), CIRRUS may cause IBM either to utilize, or bear all Costs associated with, [*] of the Disabled Capacity Allocation that remains unutilized by CIRRUS; and
(ii)    if IBM has given CIRRUS at least [*] advance notice, but less than
[*] advance notice, CIRRUS and IBM agree to equally utilize or equally share all Costs associated with the Disabled Capacity Allocation that remains unutilized by CIRRUS for a period of [*] from the date of notice less the amount of advance notice provided by IBM
(b)     Computation of Disabled Capacity Allocation.   For the purpose of
measuring the loss of the CIRRUS Capacity Allocation resulting from a Limiting Agreement, Disabled Capacity Allocation shall be computed with respect to all CIRRUS Customers that, at the time IBM gives CIRRUS notice as to the existence of a Limiting Agreement, are party to a contract or have then-effective binding future purchase orders for the purchase of Semiconductor Chips affected by such Limiting Agreement ("Affected Contract Commitment") and, in the case of a determination of Disabled Capacity Allocation for purposes of
Section 5.10(a), with respect to Turn Customers, as:
(i) the sum of (A) that number of Semiconductor Wafers that will be required to manufacture such Semiconductor Chips that CIRRUS is contractually obligated to deliver to such Customers during the [*] following the date of notice plus (B) the number of Semiconductor Wafers that were required to produce such Semiconductor Chips that were sold to such Customers during the [*] preceding the date of notice plus (C) for the purpose of determining Disabled Capacity Allocation in connection with Section 5.l0(a) only (but not
Section 5.10(d)), that number of Semiconductor Wafers that were required to produce such Semiconductor Chips that were sold to Turn Customers during the [nine months] preceding the date of notice divided by
(ii) the total number of Semiconductor Wafers that could be produced for CIRRUS during the same [*] period including the [*] following the date of notice and the [*] preceding the date of notice utilizing all of the CIRRUS Capacity Allocation.
"Turn Customer" shall mean each of up to a maximum of [*] customers of CIRRUS identified by CIRRUS in writing to IBM in response to IBM's notice to CIRRUS as to a Limiting Agreement that in the regular course of their business dealings with CIRRUS do not enter into binding purchase contracts for the purchase of Semiconductor Chips but which customarily purchase such Semiconductor Chips from CIRRUS on a month-to-month basis and which have, within the month preceding notice from IBM as to the applicable Limiting Agreement, taken delivery of Semiconductor Chips manufactured pursuant to the CIRRUS Sales Agreement, the manufacture of which would be so restricted by such Limiting Agreement. CIRRUS shall be entitled to designate different Turn Customers in response to notices as to each different Limiting Agreement.
(c)     Capacity Load--Aggregate Impact. If at any time:
(i) CIRRUS would be unable, solely as a result of Limiting Agreements entered into after the Closing and in effect at such time as to which IBM has notified CIRRUS, to use the CIRRUS Capacity Allocation in accordance with the CIRRUS Sales Agreement to produce Semiconductor Wafers containing those types of specified Integrated Circuits so restricted that, for the [*] immediately preceding the then [*], had accounted for the greater of (1) [*] of total CIRRUS revenues and (2) CIRRUS revenues of [*]
(ii) Loadable Capacity as of the end of the most recently ended fiscal quarter is less than [*] total Semiconductor Wafer output for the Facility utilizing the CIRRUS Capacity Allocation for the [*] ending with the most recent [*] and
(iii)   CIRRUS is not at such time entitled to invoke the Limiting
Agreement Procedure set forth in Section 10.11 of the Partnership Agreement on the basis of Section 5.l0(d), then
CIRRUS shall be entitled to invoke the Limiting Agreement Procedure set forth in Section 10.11 of the Partnership Agreement .
As used herein, "Loadable Capacity" shall mean the sum of (i) the aggregate number of Semiconductor Wafers corresponding to the CIRRUS Capacity Allocation that the Partnership made available to CIRRUS and its Subsidiaries pursuant to the CIRRUS Sales Agreement during the [*] period ending as of the close of the most recently ended calendar quarter and (ii) the aggregate number of Semiconductor Wafers manufactured for CIRRUS and its Subsidiaries which CIRRUS plans to acquire from sources other than the Partnership in the next [*] that: (A) are design rule and parametrically compatible with a process installed or planned to be installed within the next [*] at the Facility; (B) could be manufactured and sold by the Partnership in accordance with and subject to terms and conditions of the licenses granted pursuant to the IBM License Agreements and without restriction by reason of the provisions of Section 5.10, 5.16 or 6.02 of this Agreement; and (C) when manufactured by the Partnership, results in a net die cost per wafer as calculated on a per usable die per wafer basis (including taking into account relative yield loss) that is not materially in excess of the net die cost per wafer to CIRRUS or its Subsidiaries from the alternative source for such production, when taking into consideration the planned production quantities of such parts (after ramp-up, in steady state production). Payments pursuant to Section 8.4 of the CIRRUS Sales Agreement to the Partnership will be excluded from the above calculations.
For the purpose of the preceding clause (ii)(A), a Semiconductor Wafer shall be deemed design rule and parametrically compatible if CIRRUS, using its customary and usual porting procedures, could transfer production of such Semiconductor Wafer from the alternative production facility to the Facility for manufacture using a process installed or planned to be installed within the next [*] at the Facility. Example: As a further point of reference in determining what constitutes Loadable Capacity, during the negotiation of this Agreement CIRRUS described a [*] including judgments on (i) lack of license restrictions under the IBM Patent License; (ii) impact of the restrictions of Sections 5.10, 5.16 and 6.02 of this Agreement; and (iii) such compatibility; which resulted in Loadable Capacity under the [*] These judgments would also apply to and be similarly made with respect to any future determination of what constitutes Loadable Capacity.
(d) Effect on CIRRUS Customers. If (i) IBM provides CIRRUS with less than [*] prior notice of the existence of a Limiting Agreement which would prohibit the Partnership from manufacturing for and selling to CIRRUS in accordance with the CIRRUS Sales Agreement Semiconductor Wafers containing Semiconductor Chips in order to satisfy Affected Contract Commitments, which Semiconductor Chips are at the time of such notice actually being manufactured for CIRRUS solely by the Partnership, (ii) CIRRUS has elected not to exercise its rights, if any, pursuant to Section 5.10(a) and (iii) CIRRUS has taken all reasonable measures to eliminate or mitigate the effect of such Limiting Agreement on the Affected Contract Commitments, including the reallocation of its production sources and attempting to facilitate its Customers' movement of the supply of the affected orders to alternative sources of supply, then the following shall apply:
(i) If such Limiting Agreement would result in a Disabled Capacity Allocation exceeding [*] of the CIRRUS Capacity Allocation on an annual basis, as determined pursuant to Section 5.10(b), such that CIRRUS would be in material breach of its contractual obligations to the affected customers, then, at IBM's option, IBM may (w) agree with CIRRUS upon mutually satisfactory terms and conditions pursuant to which IBM would manufacture elsewhere such Semiconductor Wafers containing such Integrated Circuits for CIRRUS required for the satisfaction of the Affected Contract Commitments; (x) remove or resolve such impact of such Limiting Agreement upon the Disabled Capacity Allocation; (y) agree to indemnify and hold CIRRUS harmless from and against amounts of CIRRUS' actual out of pocket expenses paid to Customers to satisfy CIRRUS' liability for damages under existing contract commitments or otherwise to release and cancel such existing contract commitments (i.e., cost of cover) prohibited by such Limiting Agreement, including reasonable attorney fees incurred by CIRRUS in connection with the release from or cancellation of such contract commitments; or (z) notify CIRRUS that IBM has chosen not to undertake any of the foregoing options, and that CIRRUS may therefore invoke the procedures in Section 10.11 of the Partnership Agreement within 30 days of receipt of such notice from IBM; provided, however, that if CIRRUS' inability to utilize the Disabled Capacity Allocation causes more than a de minimis impact on its ability to continue to supply any Key Customer as of the time of notice from IBM as to the existence of a Limiting Agreement, then CIRRUS may invoke the procedure in Section 10.11 of the Partnership Agreement despite IBM's offer to indemnify CIRRUS pursuant to clause (y). If CIRRUS invokes such procedures, the parties agree to amend the Operative Documents as contemplated by Section 10.11(d) of the Partnership Agreement. If CIRRUS does not invoke such procedures within 30 days of receipt of the notice from IBM referred to in clause (z), the Partnership shall continue to operate without any further adjustments resulting from said Limiting Agreement other than the effect the existence of said Limiting Agreement, may have upon a determination as to the availability of any remedies pursuant to Section 5.10(c).
(ii) If such Limiting Agreement would result in a Disabled Capacity Allocation of not greater than [*] of the CIRRUS Capacity Allocation on an annual basis, as determined pursuant to Section 5.10(b), then for each such Limiting Agreement, (y) IBM shall indemnify CIRRUS and hold CIRRUS harmless from CIRRUS' actual out of pocket expenses paid to Customers to satisfy CIRRUS liability for damages under existing contract commitments or otherwise to release and cancel such existing contract commitments (i.e., cost of cover) prohibited by such Limiting Agreement, including reasonable attorney fees incurred by CIRRUS in connection with the release from or cancellation of such contract commitments up to a maximum amount of [*] per Limiting Agreement; and
(z) CIRRUS and IBM shall equally share and indemnify each other for one-half of such costs, expenses and amounts that exceed [*].
"Key Customers" means (x) those largest revenue-producing customers of CIRRUS which accounted for [*] of total consolidated revenues for CIRRUS and its Subsidiaries for the [*] immediately preceding the current fiscal quarter at the time of determination plus (y) up to [*] additional customers of CIRRUS identified to IBM in writing prior to the date of notice of such Limiting Agreement. Not more frequently than quarterly, CIRRUS shall have the right to replace previously designated additional Key Customers by written notice to IBM.
(e) Any notice and response referred to in this Section 5.10 shall include a references to this specific Section of this Agreement and formally indicate that such notice or response is in fact the notice or response intended by the party under this Section.
(f) For the purpose of this Section 5.10, calculations based on the CIRRUS Capacity Allocation will be determined without reference to any changes due to the operation of this Section 5.10.
(g) If IBM, directly or through its Subsidiaries, is prohibited through arrangements with third parties from making or selling any Integrated
Circuits, including CIRRUS Chips, CIRRUS RMM Chips and Subassembly Chips, or if contracts or obligations that may be entered into as described in Section
5.08 prohibit IBM or its Subsidiaries from making or selling any such Integrated Circuits, then the Partnership shall not make or sell any Semiconductor Wafer containing such Integrated Circuits unless IBM or CIRRUS obtains the rights required to remove the prohibition so that the Partnership will be permitted to make and sell such Integrated Circuits. IBM shall be under no obligation to obtain any such rights.
(h) IBM shall have the prior right to audit CIRRUS information, and CIRRUS agrees to provide IBM with access to such CIRRUS information, sufficient to enable IBM to determine the applicability of CIRRUS' rights pursuant to this
Section 5.10.
(i) CIRRUS agrees to reasonably cooperate with IBM to remove or resolve the impact of any Limiting Agreements entered into by IBM upon utilization by CIRRUS of the CIRRUS Capacity Allocation to the extent IBM attempts, at lt. option, to do so.
(j) For the purpose of this Section 5.10 all revenue calculations will be based on the consolidated revenue of CIRRUS and all CIRRUS Subsidiaries.
(k) "Limiting Agreements" shall mean any consensual third party commitments or obligations of IBM that prohibit the Partnership from making or selling any Integrated Circuits in Semiconductor Wafers to CIRRUS to the extent such commitments or obligations apply to CIRRUS implementations of Integrated Circuits in Semiconductor Wafers actually being produced by the Partnership as of the time of notice of such Limiting Agreement or capable of being produced by CIRRUS in the Partnership, as applicable, pursuant to the terms of this Section and any other commitments or obligations that are deemed Limiting Agreements by IBM pursuant to Section 508(c); provided however, that Limiting Agreements shall not include (i) any agreements containing prohibitions, limitations or restrictions resulting from licensing needs under the intellectual property of third parties, or the expiration, renewal, extension or modification of such rights or licenses and (ii) those agreements to which IBM is a party that relate to the manufacture of Products subject to Section
5.16 or Schedule 3.21.
(l) IBM and CIRRUS shall mutually consult to determine as to whether the Partnership will be prohibited pursuant to the terms and conditions of a notified Limiting Agreement from producing and selling CIRRUS Chips, CIRRUS
RMM Chips and Subassembly Chips to CIRRUS; provided, however, that IBM will not reveal the names of the parties involved in a Limiting Agreement or any confidential information of any third parties. Any determination as to the scope of prohibitions in any Limiting Agreement shall be made by IBM, which determination shall be conclusive on the parties.
(m)     Information provided between CIRRUS and IBM pursuant to this Section
5.10 shall (x) be treated as Business Confidential Information for the purpose of the CIRRUS/IBM Confidentiality and Invention Rights Agreement; and (y) be disclosed within IBM and CIRRUS on a ''need to know" basis only for the purposes of complying with this Section 5.10.
(n) When IBM gives CIRRUS notice as to the applicability of a Limiting Agreement, IBM shall have the opportunity, but not the obligation, to explore solutions to reduce or eliminate the impact such Limiting Agreement would have with regard to CIRRUS' Disabled Capacity Allocation or Affected Contract Commitments. Such solutions may include (i) making a new arrangement for an exception with the other party to the Limiting Agreement or (ii) arranging to manufacture such impacted Semiconductor Wafers for CIRRUS elsewhere. CIRRUS agrees reasonably to cooperate in such efforts where such actions involve CIRRUS or CIRRUS Customers.
(o) During the term of the Partnership, CIRRUS shall provide IBM a [*] report ("CIRRUS Functional Area Report") setting forth Functional Areas and the relevant percentage of the CIRRUS Capacity Allocation for which CIRRUS intends to use the CIRRUS Capacity Allocation pursuant to the CIRRUS Sales Agreement for the [four fiscal quarters] immediately following the fiscal quarter in which such CIRRUS Functional Area Report is provided to IBM. Such Functional Area Report shall serve as the basis for IBM's reasonable efforts to notify CIRRUS of any Limiting Agreements pursuant to this Section 5.10 which affect such Functional Areas identified in such CIRRUS Functional Area Report; provided, however, that CIRRUS shall have further provided IBM with such additional information as IBM shall reasonably request in connection with ascertaining the application of the Limiting Agreements to such CIRRUS Functional Areas identified in such CIRRUS Functional Area Report. For purposes of this Section 5.10, "Functional Area" shall mean types of Semiconductor Chips or Semiconductor Wafers segmented among significant chip design areas for the projected period.
SECTION 5.11.  Expenses.
Whether or not the transactions contemplated by the Operative Documents shall be consummated (a) each party shall bear its own expenses in connection therewith and (b) any transfer Taxes and similar Taxes with respect to any Asset transferred to the Partnership shall be for the account of the transferee.
SECTION 5.12.  Future Requirements.
The Parents agree to share equally in the expenditures required during the period of approximately 15 months after the Initial Funding Date, in accordance with the schedule annexed as an Exhibit to the Business Plan. All tooling that the Partnership may require ("ramp-up tooling") will be leased, loaned or otherwise provided to the Partnership by the Parents or their respective Affiliated Partners (or by a third party subject to guarantee by the respective Parent) in equal shares and under substantially identical rates, terms and condition. The Parents shall provide or cause to be provided to the Partnership either valid leasehold interests in or the unencumbered right to use (upon terms and conditions to be mutually agreed upon by the Partners) the assets comprising the ramp-up tooling or, if ownership of such assets is to be transferred to the Partnership, unencumbered, good and marketable title to such assets. The Parents and the Partners shall cooperate in identifying the ramp-up assets that may be required and the manner in which they will be provided to the Partnership. Any such equipment provided directly by a Parent or its Affiliates shall be in good repair and fit for its intended use.
SECTION 5.13.  New York State Assistance.
CIRRUS agrees that the financing and other economic incentives it proposes to acquire from the New York State Urban Development Corporation and the New York Job Development Authority shall not require the support, assistance or other action of IBM, the IBM Partner or the Partnership except, in the case of the Partnership, for an acknowledgment of a security interest in favor of the lender or lenders with respect to certain ramp-up tooling which may be leased by CIRRUS to the Partnership. CIRRUS will not take any action in pursuing such financing or other economic incentives that would otherwise commit the properties, assets, businesses or operations of the Partnership or that would purport to commit the properties, assets, businesses or operations of IBM or the IBM Partner, and CIRRUS shall be solely responsible for all liabilities and undertakings to the State of New York, or any agency thereof, in connection with any such financing or other economic incentives.
SECTION 5.14.  Sales by CIRRUS.
CIRRUS agrees that it will not sell any RMM Chips other than CIRRUS RMM
Chips and that it will only sell CIRRUS RMM Chips and Subassembly Chips to customers that meet the requirements set forth in Sections 6.01(b) and (d), respectively, and only if and to the extent then so licensed pursuant to
Section 3.8 of the IBM Patent License in the case of CIRRUS RMM Chips or only if approved in writing by the IBM Director of Licensing (or designee) in accordance with Section 6.01(e) (which approval has not expired) in the case of Subassembly Chips. CIRRUS further agrees that it shall use its best efforts both to assure that the agreements made by its customers referred to in Sections 6.01(b)(ii)(C) and 6.01(d)(iii) are accurate and to enforce any such agreements that its customers may breach.
SECTION 5.15.  Proration of Payments.
CIRRUS and IBM each agree promptly to pay any amounts that may be required to be paid by such party as Proration of Payments in accordance with the definition thereof as may be required pursuant to the Partnership Agreement.
SECTION 5.16.  Existing IBM Restrictions.
(a) Notwithstanding Section 5.08 or 5.10 or any other provisions of this Agreement or of any other Operative Document, unless IBM and CIRRUS expressly agree in a writing specifically referencing this Section, the Partnership shall not manufacture the following Products (within the meaning of the CIRRUS Sales Agreement):
(i) any Product which is an Intel compatible microprocessor ("Intel compatible microprocessor" includes any microprocessor capable of processing the Intel X86 instruction set or an instruction set compatible therewith or part of either instruction set (including Products compatible therewith sometimes known as clones), provided the term "Intel compatible microprocessor'' shall not include the IBM MC196 16-Bit Microcontroller);
(ii) prior to December 31, 1998, any Product which is manufactured for the United States Department of Defense or any equivalent foreign agency but not including any commercial off-the-shelf Product or commercially available standard Product;
(iii) any Product implementing the Power PC architecture or any part thereof including any part of the Power PC instruction set (including Products compatible therewith sometimes known as clones) unless such Product is an embedded controller manufactured under contract with and for IBM or manufactured under a non-patent intellectual property license from IBM, provided nothing contained in this Section 5.16(a)(iii) shall prevent the manufacture of any Product which attaches to a Product implementing the Power PC architecture or instruction set as described above and complements its function provided such Product does not itself execute a substantial portion of the Power PC instruction set;
(iv)    any Product which is a NAND (not and) flash (memory) chip;
(v) any Product that is Sound Blaster compatible when running in the DOS environment or in the DOS mode of any other operating system, including windows or OS/2 ("Sound Blaster compatible" shall mean that the Product is capable of running one or more Sound Blaster Programs and "Sound Blaster Program" is any program that is capable of running on a Creative Sound Blaster audio board or card); and
(vi)    any Product incorporating an aluminum nitride substrate.
(b) This Section 5.16 shall not restrict CIRRUS from independently obtaining any right that negates the applicability of the relevant IBM obligations to third parties with respect to the output manufactured by the Partnership and sold to CIRRUS under the CIRRUS Sales Agreement.
(c) CIRRUS may from time to time, but not more often than semiannually, inquire of IBM as to the status of the Partnership's inability to manufacture any of the Products referred to in Section 5.16(a). To the extent that any of the Limiting Agreements shall be terminated, amended by the parties or interpreted by a court of competent jurisdiction in a final, non-appealable order to be less restrictive on the Partnership than the restrictions described above or otherwise pursuant to Section 3.21 or 5.10 of this Agreement, IBM agrees that the restrictions imposed by such Limiting Agreement on the Partnership (and CIRRUS through the Partnership) shall be deemed modified to a scope that reflects such termination, amendment or interpretation.
ARTICLE VI
SALE OF PRODUCT
SECTION 6.01. Additional Procedures for Semiconductor Wafer Purchases by CIRRUS from the Partnership.
(a) Each order by CIRRUS to the Partnership pursuant to the CIRRUS Sales Agreement for Semiconductor Wafers containing CIRRUS Chips, Subassembly Chips or other Semiconductor Chips that the Partnership is authorized to manufacture for CIRRUS pursuant to the IBM License Agreements and the CIRRUS Sales Agreement shall identify the products as set forth in the CIRRUS Sales Agreement. If CIRRUS elects to exercise its rights under this Section 6.01 (corresponding to the rights granted to the Partnership by IBM under Section
3.8 of the IBM Patent License), CIRRUS will provide IBM with the appropriate information reasonably necessary for IBM to make the determinations referred to in this Section 6.01.
(b) CIRRUS at its option may request of the Partnership in writing to request of IBM that IBM license the Partnership to make for sale to CIRRUS Semiconductor Wafers containing specified CIRRUS RMM Chips which are to be sold by CIRRUS, subject to the Partnership receiving a license from IBM pursuant to Section 3.8 of the IBM Patent License, if one of the following two conditions is met:
(i) CIRRUS establishes to IBM's reasonable satisfaction that such CIRRUS RMM Chips are not covered by any claim of any patent of IBM (provided, however, that the condition set forth in this Section 6.01(b)(i) shall not be met with regard to any orders placed after IBM gives to the Partnership written notice of IBM's determination that one or more claims of one or more patents of IBM cover such CIRRUS RMM Chips); or
(ii)    each of the following is satisfied:
(A) prior to requesting a license for any such CIRRUS RMM Chips from the Partnership, CIRRUS contacts the IBM Director of Licensing or his designee and provides the following information in a signed writing or by a signed facsimile (with original signed confirmation with a copy to the Partnership by mail):
(l)     the identity of the specified CIRRUS Customer for such CIRRUS
RMM Chips, and
(2)     the duration of the commitment to deliver such CIRRUS RMM
Chips to such CIRRUS Customer (if such period is less than [*], a request that the CIRRUS Customer be approved pursuant to this Section 6.01 for the following [*] period);
(B) except where CIRRUS establishes to IBM's reasonable satisfaction that the specified CIRRUS Customer will always use or combine the specified CIRRUS RMM Chips in the specified CIRRUS Customer's non-RMM Products, the
IBM Director of Licensing or his designee has provided approval in writing (that shall be renewed by CIRRUS for the specified CIRRUS Customer with respect to the specified CIRRUS RMM Chips after the earlier of (x) [*], or
(y) the termination of the license granted by IBM to such specified CIRRUS Customer with respect to the specified CIRRUS RMM Chips) that the specified CIRRUS Customer has a license under those patents of IBM covering such CIRRUS RMM Chips and their combination and use in the specified CIRRUS Customer's RMM Products as set forth in Section 6.01(c) and for the duration of the commitment specified in Section 6.01(b)(ii)(A)(2), which shall not exceed [*];
(C) the specified CIRRUS Customer is bound by a written agreement or in purchase documentation with CIRRUS that such CIRRUS Customer will not resell such CIRRUS RMM Chips before incorporating them into its own products; and
(D)     CIRRUS agrees to include with each order for the specified
CIRRUS RMM Chips to be sold by CIRRUS to a specified CIRRUS Customer a written certification to the Partnership by an officer of CIRRUS that the requirements of this Section 6.01(b) have been satisfied.
(c) IBM will grant to the Partnership the license pursuant to Section 3.8 of the IBM Patent License required as a condition for the Partnership to make for and sell to CIRRUS the Semiconductor Wafers containing the specified
CIRRUS RMM Chips and for CIRRUS to sell such CIRRUS RMM Chips if either the condition set forth in Section 6.01(b)(i) is met, or CIRRUS and the specified CIRRUS Customer meet the criteria of Section 6.01(b)(ii), including (unless the exception in Section 6.01(b)(ii)(B) is satisfied) the conditions that:
(i) such CIRRUS Customer is a party to a patent license agreement with IBM ("Customer/IBM Patent License"), the terms of which allow such CIRRUS Customer to make, use, sell or otherwise transfer RMM Products and Patented Combinations and to use RMM Chips in such RMM Products and Patented Combinations;
(ii) the Customer/IBM Patent License covers all patents of IBM covering such CIRRUS RMM Chips issued on or before the date of the sale of such CIRRUS RMM Chips by CIRRUS to such CIRRUS Customer;
(iii)   no license under any claims of any patent of IBM covering RMM
Products licensed to such CIRRUS Customer under the Customer/IBM Patent
License has terminated for any reason; and
(iv) such CIRRUS Customer is not in default under the Customer/IBM Patent License, including any payment or royalty provisions.
(d) CIRRUS may order Semiconductor Wafers containing a specific type of Subassembly Chips from the Partnership and sell such Subassembly Chips to specific CIRRUS Customers only under the following conditions:
(i) prior to ordering any Subassembly Chips from the Partnership, CIRRUS shall contact the IBM Director of Licensing or his designee and provide the following information in a writing signed by CIRRUS or by a signed facsimile (with original signed confirmation with a copy to the Partnership by mail):
(A)     identity of the CIRRUS customer,
(B)     the specific type of Subassembly into which the Subassembly
Chips will be incorporated, and
(C) the duration of the commitment to deliver Subassembly Chips to such CIRRUS customer; and
(ii) the IBM Director of Licensing or his designee shall have provided permission in writing or by a signed facsimile (with original signed confirmation with a copy to the Partnership by mail) for CIRRUS to order such Subassembly Chips and sell such Subassembly Chips to such customer for the duration of the commitment specified in Section 6.01(d)(i)(C);
(iii) such customer in the contract or purchase documentation between CIRRUS and such Customer agrees not to resell such Subassembly Chips, but to incorporate them into its own Subassemblies which are licensed under the Customer/IBM Patent License and CIRRUS has no reason to believe that such contract provision will be violated; and
(iv) CIRRUS includes with each order for Subassembly Chips a written certification to the Partnership by an officer of CIRRUS to the effect that:
(A) the conditions set forth in Sections 6.01(d)(i)-(iii) for the specified Subassembly Chips have been satisfied and the approval of the CIRRUS customer that will purchase such Subassembly Chips from CIRRUS has not expired, and
(B) CIRRUS has no reason to believe that its customers that have purchased Subassembly Chips have breached their agreement described in
Section 6.01(d)(iii).
(e) IBM will not unreasonably withhold the permission required as a condition for CIRRUS to sell Subassembly Chips to a particular CIRRUS customer referred to in Section 6.01(d) so long as:
(i) such customer is a party to a Customer/IBM Patent License, the terms of which allow such customer to make, use, sell or otherwise transfer Subassembly Chips, Subassemblies and Patented Combinations;
(ii) the Customer/IBM Patent License covers all patents of IBM filed up to the date of the sale of such chips from CIRRUS to such customer;
(iii) no license under any IBM Licensed Chip Claim licensed to such customer under the Customer/IBM Patent License has terminated for any reason; and
(iv)    such customer is not in default under the Customer/IBM Patent
License, including any payment or royalty provisions.
(f) The rights of CIRRUS pursuant to Sections 6.01(d) and 6.01(e) may be exercised by CIRRUS Barbados in accordance with Section 7.15 of the CIRRUS Sales Agreement, provided, however, (i) all the terms, conditions and restrictions of this Article VI applicable to CIRRUS and its customers shall apply to the same extent to CIRRUS Barbados and its customers and (ii) CIRRUS shall be responsible in all respects for the performance of CIRRUS Barbados hereunder.
SECTION 6.02.  Termination Due to Litigation.
If, at any time, a customer of CIRRUS is a party to patent litigation with IBM or any of its Subsidiaries, the following shall apply:
(a) IBM shall be entitled to direct the Partnership to cease or not commence the production and sale of any Semiconductor Wafers containing CIRRUS Chips, RMM Chips or Subassembly Chips to CIRRUS for sale to any such customer if IBM's litigation counsel states in a written opinion that such CIRRUS
Chips, RMM Chips or Subassembly Chips are "related" to such patent litigation. CIRRUS Chips, RMM Chips or Subassembly Chips shall be deemed "related" to such patent litigation if the origin of such Chips becomes part of any defense raised in such patent Litigation. Such defenses may include the defenses of patent exhaustion and the existence of any implied licenses. Any termination of the production and sale of any Semiconductor Wafers pursuant to this
Section 6.02(a) shall (i) continue only for so long as the customer of CIRRUS is involved in patent litigation with IBM; (ii) apply only to those Semiconductor Wafers to be sold to that customer of CIRRUS that is "related" to such patent litigation; and (iii) be invoked no more than [*]. In the event that the Partnership does not cease such production and sale within [*] after being so directed, then IBM may terminate the licenses to the Partnership under the IBM Patents and Patents of third parties licensed by IBM to the Partnership covering CIRRUS Chips, CIRRUS RMM Chips or Subassembly
Chips made by the Partnership for CIRRUS for sale to such customer; and
(b) In the event that sales of CIRRUS Chips, CIRRUS RMM Chips or Subassembly Chips to an "Existing Customer" that has purchased such chips from CIRRUS prior to the commencement of such patent litigation are interrupted as a result of IBM exercising its rights under Section 3.6.1 of the IBM Patent License, then IBM will make available to CIRRUS a limited license to have such chips made under the IBM Licensed Chip Claims at a single foundry for sale only to such Existing Customer, such limited license to last for a maximum duration of [*] from the date written notice of such litigation is given to CIRRUS under said Section 3.6.1 if such chips are being manufactured for CIRRUS at the time of such notice of litigation at another foundry. If such chips are not being manufactured for CIRRUS at another foundry at the time of such notice of litigation, then (i) such limited license shall be extended in duration for an additional period of the lesser of [*] or the period required for such single foundry to commence shipping such chips to CIRRUS; and (ii) the Partnership may continue to manufacture such chips for CIRRUS only during such extended period, provided such extended period may not be further extended pursuant to Section 3.10 of the IBM Patent License. "Existing Customer" is defined herein as a customer of CIRRUS and its Subsidiaries for at least [*] that has purchased at least [*] of product shipments from CIRRUS and its Subsidiaries during the preceding [*] period. Such limited license to have chips made at such single foundry shall be limited only to have made the identical type of chips that would have been made by the Partnership but for the cessation of production in accordance with Section 3.6.1 of the IBM Patent License and the rate of production and sales shall be limited to the number of such chips per month that CIRRUS is actually producing at the Partnership at the time of such notice of litigation or is obligated by contract to sell to such Existing Customer at the commencement of such patent litigation, whichever is greater. CIRRUS shall not disclose to such single foundry any of the IBM Know-How or any other know-how used by the Partnership, and such single foundry shall have no rights to use any IBM Know-How or any such know-how.
SECTION 6.03.  Compliance with Procedures.
(a) IBM shall have the right to have an independent auditor audit and verify compliance with the conditions of Sections 6.01 and 6.02, and if IBM has reasonable grounds to believe that any of the conditions of Section 6.01 or 6.02 have been violated, IBM shall give notice of such violation to the Partnership and CIRRUS. If such violation is not cured within [*] following such notice, IBM may direct the Partnership not to make for or sell any wafers containing RMM Chips or Subassembly Chips to CIRRUS if the RMM Chips or Subassembly Chips therefrom are produced in violation of Section 6.01 or 6.02, or are produced for a Customer that is not in compliance with Section 6.01 or 6.02.
(b) In those situations where a customer of CIRRUS claims not to need a license from IBM for the use or sale of certain chips because such customer claims to have acquired such chips from CIRRUS and also claims that such chips were made by the Partnership, IBM shall have the right to request and CIRRUS shall confirm whether or not such customer of CIRRUS has purchased certain CIRRUS Chips, RMM Chips or Subassembly Chips from CIRRUS and whether the wafers containing such Chips were sold to CIRRUS by the Partnership. CIRRUS shall answer any such request from IBM within [*] following the date of such request.
SECTION 6.04.  Excess Capacity.
CIRRUS shall use its best efforts to coordinate its orders from its various third-party suppliers so as to permit the full utilization by CIRRUS of the CIRRUS Capacity Allocation. In the event that after exercising such best efforts [*], CIRRUS remains unable to fully utilize the CIRRUS Capacity Allocation, the following provisions apply:
(a)     CIRRUS shall first offer to IBM any Unutilized Capacity.
(b) If IBM decides not to use the Unutilized Capacity, CIRRUS shall be permitted to manufacture for resale to a CIRRUS Customer Semiconductor Wafers to be manufactured using such Unutilized Capacity that include Semiconductor Chips (other than RMM Chips), Subassembly Chips or CIRRUS Chips only if the following conditions are satisfied:
(i) CIRRUS is under contract to sell such other wafers to such Customer for delivery within the [*];
(ii) CIRRUS may not use more than [*] of the total CIRRUS Capacity Allocation for the manufacture of such other wafers; and
(iii) the price to be paid to the Seller by CIRRUS for such other wafers shall be not less than the equivalent price that CIRRUS offers to IBM pursuant to Section 6.04(a) plus applicable per wafer charges pursuant to Section 8.4 of the CIRRUS Sales Agreement.
(c) CIRRUS shall be entitled to exercise the foregoing right to engage in alternative production [*].
(d) If CIRRUS does not, within [*] following IBM's rejection of the offer to use the Unutilized Capacity, enter into an agreement with a customer referred to in Section 6.04(b)(i), CIRRUS must again offer the Unutilized Capacity to IBM.
(e) CIRRUS shall continue to be obligated under the CIRRUS Sales Agreement in all respects other than in its obligation to cause the Partnership to manufacture only CIRRUS Chips, RMM Chips and Subassembly Chips.
SECTION 6.05.  Remedies.
(a) In the event that CIRRUS sells any RMM Chips or Subassembly Chips made by the Partnership in violation of Section 6.01 or breaches its covenant contained in Section 5.14, then, in addition to any other remedies available to IBM or the IBM Partner under the Operative Documents, IBM shall have the following remedies unless CIRRUS cures all such violations within [*] following notice of such violations from IBM:
(i) IBM shall be entitled to direct the Partnership to cease the production and sale of such RMM Chips or Subassembly Chips to CIRRUS;
(ii) IBM shall be entitled to injunctive relief against CIRRUS for the ordering, selling, marketing or any other activities relating to such RMM
Chips or Subassembly Chips; and
(iii) CIRRUS shall be liable to IBM for liquidated damages in the case of a sale of RMM Chips, in the amount of [*] of the retail selling price of the RMM Product, including any rotating cylinder or disk and all other elements used for recording and/or reproducing information, into which RMM Chips are ultimately incorporated for retail sale.
(b) In the event that IBM sells any IBM Subassembly Chips made by the Partnership in violation of Section 2.2.2. of the CIRRUS Patent License, then, in addition to any other remedies available to CIRRUS or the CIRRUS Partner under the Operative Documents, CIRRUS shall have the following remedies unless IBM cures all such violations within [*] following notice of such violations from CIRRUS:
(i) CIRRUS shall be entitled to direct the Partnership to cease the production and sale of such IBM Subassembly Chips to IBM; and
(ii) CIRRUS shall be entitled to injunctive relief against IBM for the ordering, selling, marketing or any other activities relating to such IBM Subassembly Chips.
SECTION 6.06.  No Licenses between IBM and CIRRUS.
(a) No licenses, immunities or other rights of any kind are granted hereunder by either CIRRUS to IBM or by IBM to CIRRUS, directly or by implication, estoppel or otherwise, with respect to any existing or future intellectual property and no release is granted by either IBM or CIRRUS to each other for any claims of any kind, whether or not asserted, including any claims of patent infringement which may exist against the other or their respective customers, whether or not known; and no such licenses, immunities or other rights shall arise from the consummation of this Agreement, or any other Operative Document, or from any acts, statements or dealings leading to such consummation.
(b) No licenses or other rights are granted hereunder by either IBM to CIRRUS or CIRRUS to IBM, directly or by implication, estoppel or otherwise, with respect to any trade secrets or know-how, and no such licenses or other rights shall arise from the consummation of this Agreement or any other Operative Document or from any acts, statements or dealings leading to such consummation. Neither party is required hereunder to furnish or disclose to the other any technical or other information under this Agreement.
(c) [*]
SECTION 6.07.  Verification of IBM Information.
IBM agrees to provide to an independent auditor of CIRRUS that is reasonably acceptable to IBM the information required to be furnished pursuant to Section 2.2.3 of the CIRRUS Patent License.
ARTICLE VII
EMPLOYEES
SECTION 7.01.  Selection of Partnership Employees.
(a) IBM employees presently working at the facility to be leased to the Partnership pursuant to the IBM Real Estate Lease ("322 Fabrication
Employees") shall be given the first opportunity to interview to become employees of the Partnership. However, all employees shall be hired through an arms-length interview process based upon specific needs and qualifications.
The candidates shall complete an application process to be agreed upon by the Partners.
(b) All then-current full-time 322 Fabrication Employees who wish to be hired by the Partnership will be interviewed, and the Partnership will offer to employ, conditional upon Closing and such offer not being withdrawn, as the Partnership employees, on January 1, 1995, those full-time 322 Fabrication Employees agreed to by the Partners as well as any additional employees required to run the Partnership's manufacturing facility, on the terms and conditions as to salary and benefits to be agreed upon by the Partners prior to Closing. The Partners will mutually approve a minimum of [*] Partnership employment offers to potential employees starting immediately after the date of execution of this Agreement. If the Partners have not agreed upon a total of [*] such offers by [*] from the date of execution of this Agreement, then the Partners will approve immediately Partnership employment offers to sufficient current full-time 322 Fabrication Employees such that all employment offers will total a minimum of [*]. Key skills by job category required for the Partnership shall be agreed upon by the Partners prior to Closing.
SECTION 7.02.  Employee Benefits.
(a) The benefits plan outline for all Partnership employees shall be agreed upon by the Partners prior to the Closing.
(b) The salary and bonus plan for all regular employees of the Partnership shall be agreed upon by the Partners prior to Closing. The Partners shall also mutually agree upon a self-funding bonus plan through cost-savings for certain employees of the Partnership which will be included as an appendix to said salary and bonus plan and which may thereafter be amended or modified only upon the written agreement of the Partners or through the approval of a subsequent annual Business Plan that includes such amendment or modification. The Partners estimate that [*] of the cost savings over the Initial Business Plan will be utilized for this purpose over the life of the Partnership.
(c) IBM shall transfer to an account designated by the Partners funds to provide for such retirement benefits as have accrued through December 31, 1994, for those IBM employees who are offered and accept offers of employment pursuant to Section 7.01, and report to work as regular employees of the Partnership. CIRRUS may engage the service of a qualified actuary to review the amount to be transferred and will have complete access to the actuarial assumptions used in arriving at the proposed amount and the estimated cost for the Initial Business Plan.
ARTICLE VIII
TERMINATION
SECTION 8.01.  Termination.
This Agreement may be terminated at any time before Closing:
(a) by either Parent if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other
Parent or its Affiliated Partner set forth in this Agreement and, if it is susceptible of cure, it has not been cured within [*] after notice thereof to such other Parent;
(b) by either Parent if a Burdensome Condition with respect to the transactions contemplated by this Agreement shall have, in such Parent's reasonable judgment, been imposed on such Parent or any of its Affiliates; provided that prior to such termination, it will have exercised reasonable efforts to negotiate an arrangement reasonably acceptable to it with the appropriate Governmental Authority to eliminate such Burdensome Condition; or
(c) by either Parent, in its sole discretion, if the Closing has not occurred before October 15, 1994.
Upon such termination, the parties shall promptly cause the Partnership to be dissolved (if it has previously been formed) and its affairs wound up.
This Agreement (except for Sections 5.05, 5.11 and 5.13 which shall survive any such termination) shall thereupon become void and (except as aforesaid) there shall be no liability or obligation on the part of either Parent or its Affiliated Partner, except to the extent that such termination results from the breach by a Parent or its Affiliated Partner of any of their respective representations, warranties, covenants or agreements set forth herein.
ARTICLE IX
CONTRIBUTION; JOINT AND SEVERAL LEASE GUARANTEES
SECTION 9.01.  Reimbursement.
(a) Each Parent hereby agrees to reimburse the other Parent and its Affiliated Partner for any loss, damage, liability, cost or expense of the Partnership arising during the period that both Partners are general partners of the Partnership and incurred by the other Parent or its Affiliated Partner after the Closing solely as a result of such other Parent's Affiliated Partner's status as a general partner of the Partnership (including acts or omissions in its capacity as such) to the extent necessary so that such other Parent and its Affiliated Partner shall not bear any portion of a loss, damage, liability, cost or expense of the Partnership in an amount in excess of such other Parent's Affiliated Partner's Percentage in the Partnership at the time such loss, damage liability, cost or expense arose (except to the extent that such excess is attributable to the willful misconduct or gross negligence of such other Parent or its Affiliated Partner or to such other Parent's Affiliated Partner exceeding its authority under the Partnership Agreement or defaulting in the performance or observance of its agreements and covenants under Section 10.03 of the Partnership Agreement).
(b) So long as both Partners are general partners of the Partnership, reimbursement pursuant to Section 9.01(a) shall not be available to either Parent or Partner until demand shall have been made by such Parent and Partner to collect or recover the relevant amount from the Partnership and such demand shall not have been satisfied.
(c) The provisions of this Section 9.01 shall survive the termination of this Agreement or any other Operative Document, the dissolution of the Partnership and the withdrawal of either Partner from the Partnership.
SECTION 9.02.  Joint and Several Lease Guarantees.
(a) Each Parent (the "Reimbursing Parent") agrees to pay to the other Parent (the "Indemnified Parent") on written demand an amount equal to 50% of the excess, if any, of (i) the aggregate amount paid by the Indemnified Parent as guarantor under the Joint and Several Lease Guarantees over (ii) the aggregate amount paid by the Reimbursing Parent as guarantor under the Joint and Several Lease Guarantees, together with interest on such amount at a rate equal to 15% per annum from the date of demand until such amount is paid.
(b) Each Reimbursing Parent also agrees to pay, promptly upon receipt of a written statement specifying the applicable items, all costs, expenses and attorney's fees incurred by the Indemnified Parent in connection with the Joint and Several Lease Guarantees and in enforcing against the Reimbursing Parent the reimbursement agreement contained in this Section 9.02. Subject to the foregoing, each Reimbursing Parent hereby waives promptness, diligence and notice with respect to any of its obligations under this Section 9.02 and any requirement that any beneficiary of the Joint and Several Lease Guarantees exhaust any right to take any action against the Partnership or any other Person.
(c) The obligations of the Reimbursing Parent under this Section 9.02 to reimburse the Indemnified Parent shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of:
(i)     any lack of validity or enforceability of the Joint and Several
Lease Guarantees or the underlying leases;
(ii) any amendment or waiver of or any consent to departure from all or any of the terms and conditions of the underlying leases;
(iii) the existence of any claim, set-off, defense or other right that the Partnership or any other Person may at any time have against the applicable lessor or any other Person, whether in connection with this Agreement, the Joint and Several Lease Guarantees or the underlying leases or in connection with any unrelated transaction;
(iv) the availability of any procedural defenses to enforcement, including absence of jurisdiction, venue or service of process; and
(v) the availability of any substantive defenses to enforcement, including lack of notice, extension of time periods, failure to enforce rights against the Partnership or any other Person, laches or change in position or any other circumstance which might vary the risk of or otherwise constitute a defense available to or discharge of either Parent.
(d) The mutual obligations of the Parents hereunder are subject to modification or termination in accordance with Sections 10.08, 10.10, 10.11,
11.02 and 11.03 of the Partnership Agreement.
ARTICLE X
MISCELLANEOUS
SECTION 10.01.  [*]
SECTION 10.02.  Survival.
Except as may otherwise be specifically provided in this Agreement, all covenants, agreements, representations and warranties of the parties made in or pursuant to this Agreement shall survive the execution and delivery of the Operative Documents and the closing of the transactions contemplated thereby and the expiration or other termination of any other Operative Document, notwithstanding any investigation by or on behalf of any party.
SECTION 10.03.  Legal Disputes; Attorneys' Fees.
In any legal dispute arising under this Agreement which is determined by the final and unappealable judgment or order of a court in favor of one party hereto, the party against whom such judgment or order is rendered (or its Parent) shall pay to the other party (or its Parent), promptly upon request therefor and receipt of reasonably complete itemization and documentation thereof, the reasonable attorneys' fees and expenses of such other party relating to such dispute.
SECTION 10.04.  Not a Partnership.
Nothing contained in this Agreement shall be deemed or construed to make
IBM and CIRRUS Partners or joint venturers with each other. The only partnership will be formed between the IBM Partner and the CIRRUS Partner pursuant to the Partnership Agreement upon the consummation of the transactions contemplated by this Agreement and the Partnership Agreement .
IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties as of the date first above written.
CIRRUS LOGIC, INC.,

by      /s/ MICHAEL L. HACKWORTH
Name: Michael L. Hackworth
Title: President, CEO


INTERNATIONAL BUSINESS MACHINES CORPORATION,

by      /s/ MICHAEL J. ATTARDO
Name: Michael J. Attardo
Title: General Manager
                Microelectronics Division


CIREL, INC.,

by      /s/ MICHAEL L. HACKWORTH
Name: Michael L. Hackworth
Title: President, CEO


MICRUS HOLDINGS INC.,

by      /s/ ERIC G. JOHNSON
Name:  Eric G. Johnson
Title: President


PARTICIPATION AGREEMENT
Dated as of September 1, 1994
among
CIRRUS LOGIC, INC.
INTERNATIONAL BUSINESS MACHINES CORPORATION
CIREL, INC.
and
MICRUS HOLDINGS INC.


TABLE OF CONTENTS
ARTICLE I
Definitions, Rules of Construction and
Documentary Conventions
SECTION 1.01. Certain Definitions
SECTION 1.02. Additional Definitions
SECTION 1.03. Rules of Construction and
Documentary Convention
ARTICLE II
Closing; Initial Funding
SECTION 2.01. Closing
SECTION 2.02. Time and Place of Closing
SECTION 2.03. Initial Funding
ARTICLE III
Conditions to Closing
SECTION 3.01. Performance
SECTION 3.02. Authorization, Execution and
Delivery of Operative Documents
SECTION 3.03. No Default
SECTION 3.04. Consents, Approvals, etc.;
Burdensome Conditions
SECTION 3.05. Governmental Rules
SECTION 3.06. Standard Closing Documents
SECTION 3.07. Representations and Warranties
SECTION 3.08. No Material Adverse Change
SECTION 3.09. Proceedings
SECTION 3.10. Opinion of Counsel to CIRRUS
SECTION 3.11. Opinion of Counsel to IBM
SECTION 3.12. Due Diligence
SECTION 3.13. Insurance
SECTION 3.14. Support Arrangements, etc.
SECTION 3.15. Employment and Certain Other Arrangements
SECTION 3.16. Partnership Finances
SECTION 3.17. Form of Operative and Other Documents
SECTION 3.18. Business Plan
SECTION 3.19. Sale and Lease of Third Party Assets
SECTION 3.20. Additional Equipment Acquisitions;
IBM Initial Equipment Lease
SECTION 3.21. IBM Restrictions
ARTICLE IV
Representation, and Warranties of the Parties
SECTION 4.01. Organization, Ownership Interest, etc.
SECTION 4.02. Authorization; No Conflict
SECTION 4.03. Enforceability
SECTION 4.04. Proceedings
SECTION 4.05. Special Purpose Representation as to Partners
SECTION 4.06. No Broker's or Finder's Fees
SECTION 4.07. List of Assets; Title to Assets
SECTION 4.08. Scope and Value of Assets
SECTION 4.09. Litigation; Decrees
SECTION 4.10. Compliance with Other Instruments
ARTICLE V
Covenants
SECTION 5.01. Covenants of Parents
SECTION 5.02. Parent Undertaking as to Affiliated
Partner Obligations
SECTION 5.03. Liabilities
SECTION 5.04. Further Assurances
SECTION 5.05. Public Announcements
SECTION 5.06. Nonsolicitation of Employees
SECTION 5.07. Other Activities
SECTION 5.08. Additional Arrangements
SECTION 5.09. Waiver of Conflict of Interest, etc.
SECTION 5.10. Limiting Arrangements
SECTION 5.11. Expenses
SECTION 5.12. Future Requirements
SECTION 5.13. New York State Assistance
SECTION 5.14. Sales by Cirrus
SECTION 5.15. Proration of Payments
SECTION 5.16. Existing IBM Restrictions
ARTICLE VI
Sale of Product
SECTION 6.01. Additional Procedures for Semiconductor Wafer
Purchases by CIRRUS from the Partnership
SECTION 6.02. Termination Due to Litigation
SECTION 6.03. Compliance with Procedures
SECTION 6.04. Excess Capacity
SECTION 6.05. Remedies
SECTION 6.06. No Licenses between IBM and CIRRUS
SECTION 6.07 Verification of IBM Information
ARTICLE VII
Employees
SECTION 7.01. Selection of Partnership Employees
SECTION 7.02. Employee Benefits
ARTICLE VIII
Termination
SECTION 8.01. Termination
ARTICLE IX
Contribution; Joint and Several Lease Guarantees
SECTION 9.01. Reimbursement
SECTION 9.02. Joint and Several Lease Guarantees
ARTICLE X
Miscellaneous
SECTION 10.01. [*]
SECTION 10.02. Survival
SECTION 10.03. Legal Disputes; Attorneys' Fees
SECTION 10.04. Not a Partnership


        APPENDIX A

DEFINITIONS, RULES OF CONSTRUCTION AND
DOCUMENTARY CONVENTIONS

In any agreement or instrument that incorporates the definitions set forth in this Appendix and states that the rules of construction and documentary conventions set forth herein shall apply to such agreement or instrument, then, unless such agreement or instrument otherwise requires:
ARTICLE I
Definitions

The following terms shall have the specified meanings:
"Accountants" means such firm of nationally recognized independent certified public accountants for the Partnership as is appointed pursuant to the Partnership Agreement from time to time. Initially, the Accountants shall be Price Waterhouse.
"Affiliate" of any Person means any other Person which directly or indirectly controls, is controlled by or is under common control with, such Person; provided, however, that the term Affiliate, (a) when used in relation to the Partnership, shall not include either Parent or any of its Affiliates and (b) when used in relation to a Parent or any of its Affiliates, shall not include the Partnership or any of its Subsidiaries. The term "control" (including its correlative meanings "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
"Affiliated Partner" means, when used in relation to CIRRUS, the CIRRUS Partner, and when used in relation to IBM, the IBM Partner.
"Agreed Fair Market Value" means those agreed prices for wafers sold by the Partnership to CIRRUS and IBM as set forth in an Exhibit to the Initial Business Plan.
"Assets" means, with respect to CIRRUS or the CIRRUS Partner, the CIRRUS Assets, and with respect to IBM or the IBM Partner, the IBM Assets. "Bankruptcy Event" means, with respect to any Person, the occurrence or existence of any of the following events or conditions: such Person (1) is dissolved; (2) becomes insolvent or fails or is unable or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding up or liquidation and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 60 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up or liquidation; (6) seeks or becomes subject to the appointment of an administrator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (regardless of how brief such appointment May be, or whether any obligations are promptly assumed by another entity or whether any other event described in this clause (6) has occurred and is continuing); (7) any event occurs with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) through (6) above; or (8) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
"Burdensome Condition" means, with respect to any proposed transaction, any action taken, or credibly threatened, by any Governmental Authority or other Person to challenge the legality of such proposed transaction, including
(i) the pendency of a governmental investigation (formal or informal), (ii) the institution of a suit or the threat thereof (A) seeking to restrain, enjoin or prohibit the consummation of such transaction or part thereof, to place any condition or limitation upon such consummation or to invalidate, suspend or require modification of any provision of any Operative Document,
(B) challenging the acquisition by either Partner of its interest in the Partnership or (C) seeking to impose limitations on the ability of either Partner effectively to exercise full rights as a general partner in the Partnership, including the right to act on all matters properly presented to the Partners pursuant to the Partnership Agreement, (iii) an order by a court of competent jurisdiction having any of the consequences described in (ii)(A),
(ii)(B) or (ii)(C) above, or placing any conditions or limitations upon such consummation that are unreasonably burdensome in the reasonable judgment of the applicable Person or (iv) the issuance of any subpoena, civil investigative demand or other request for documents and information that is unreasonably burdensome in the reasonable judgment of the applicable Person. "Business Day" means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York or California) on which banks are open for business in New York, New York and San Francisco, California. "Business Plan" means each 12-month business plan, including budgets and projections for the Partnership for each relevant period, adopted in accordance with Section 3.04(a) of the Partnership Agreement and complying with Section 3.04(b) of the Partnership Agreement.
"Capital Transaction" means a disposition by the Partnership of property which is or has been property of a character subject to the allowance for depreciation provided in Section 167 of the Code if such disposition results in the recognition of gain or loss by the Partnership.
"Change of Control of CIRRUS" means the acquisition by a Subject Acquirer of more than 35% of the outstanding common shares of CIRRUS representing the right to vote for CIRRUS's Board of Directors, or any consolidation, merger or other reorganization of CIRRUS in which CIRRUS is not the continuing or surviving corporation or pursuant to which shares of such common stock would be converted into cash, securities or other property.
"CIRRUS" means CIRRUS Logic, Inc., a California corporation.
"CIRRUS Assets" means the cash contributions to the Partnership to be made by the CIRRUS Partner on the Initial Funding Date.
"CIRRUS Barbados" means CIRRUS International, Ltd., a corporation formed under the laws of Bermuda.
"CIRRUS Capacity Allocation" shall have the meaning set forth in the CIRRUS Sales Agreement.
"CIRRUS Chips" means Semiconductor Chips whose designs, specifications and working drawings are furnished by CIRRUS and have [*] of the functional chip area and functional circuit content designed and developed:
(i) by employees of CIRRUS for CIRRUS or any of its Subsidiaries;
(ii) by a third party as a work for hire under copyright law for CIRRUS or any of its Subsidiaries;
(iii) by a third party from which CIRRUS or any of its Subsidiaries has acquired ownership of designs, specifications and working drawings, only when the following conditions are met:
(a) no more than [*] of the sales of such chips are sold back to such third party, and
(b) if payment by CIRRUS for ownership of such designs, specifications and working drawings is by other than a lump sum payment, no more than [*] of the sales price of such chips by CIRRUS shall be paid to such third party as consideration for the sale of such designs, specifications and working drawings to CIRRUS or any of its Subsidiaries, which [*] amount shall be calculated based on the [*] or
(iv) by a third party from which CIRRUS has licensed designs, specifications and working drawings, only when the following conditions are met:
(a) no more than [*] of the sales of such chips are sold back to such third party, as calculated on a CIRRUS fiscal year basis, and
(b) if payment by CIRRUS for such license is by other than a lump sum payment, then no more than an average of a [*] royalty over a five year period shall be paid to such third party, which [*] amount shall be calculated based on the [*] and
(c) CIRRUS does not purchase such third party's customer base;
provided that such functional chip area and functional circuit content perform integral functions of such Semiconductor Chips and can be identified by CIRRUS to the Partnership in a verifiable and documented manner; and provided, further, that RMM Chips and Subassembly Chips shall not be considered to be CIRRUS Chips.
"CIRRUS Equipment Lease" means the equipment lease to be entered into between the Partnership and CIRRUS with respect to future tooling and equipment requirements pursuant to Section 5.12 of the Participation Agreement.
"CIRRUS/IBM Confidentiality and Invention Rights Agreement" means the Confidentiality and Invention Rights Agreement to be entered into between CIRRUS and IBM at the Closing.
"CIRRUS License Agreements" means the CIRRUS Patent License and the
CIRRUS/IBM Confidentiality and Invention Rights Agreement. "CIRRUS/Manufacturing Confidentiality Agreement" means the
Confidentiality Agreement to be entered into between the Partnership and CIRRUS at the Closing.
"CIRRUS Patent License" means the license agreement to be entered into between CIRRUS and the Partnership at the Closing providing for the royalty-free license to the Partnership of certain CIRRUS patents.
"CIRRUS Patents" shall have the meaning set forth in the CIRRUS Patent
License.
"CIRRUS Partner" means Cirel, Inc., a California corporation.
"CIRRUS Sales Agreement" means the agreement to be entered into between CIRRUS and the Partnership at the Closing for the sale of Semiconductor Wafers by the Partnership to CIRRUS.
"CIRRUS RMM Chips" shall have the meaning set forth in the IBM Patent
License.
"Closing" means the closing of the transactions described in Section 2.01 of the Participation Agreement.
"Closing Date" means September 30, 1994, or if all the conditions set forth in Article III of the Participation Agreement have not been satisfied or waived by that date, as promptly as practicable after the satisfaction or waiver of the remaining conditions; provided, however, that in no event will the Closing Date be later than October 15, 1994, without the written agreement of both Partners.
"CMOS" means complementary metal oxide semiconductor.
"Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute. Any reference to a particular provision of the Code or a Treasury Regulation means, where appropriate, the corresponding provision of any successor statute or regulation.
"Confidentiality and Inventions Agreements" means the CIRRUS/IBM Confidentiality and Invention Rights Agreement, the CIRRUS/Manufacturing Company Confidentiality Agreement and the IBM/Manufacturing Company Confidentiality Agreement.
"Consent Decree" means the Final Judgment, entered January 25, 1956, as amended, in the matter entitled United States of America v. International Business Machines Corporation, C.A. No. 72-344 (S.D.N.Y.).
"Cost" shall have the meaning set forth in the CIRRUS Sales Agreement or the IBM Sales Agreement, as the case May be.
"Customers" shall have the meaning set forth in the CIRRUS Sales
Agreement.
"Deadlock" means a failure or inability to resolve a dispute between the CIRRUS Partner and the IBM Partner on any matter requiring their mutual approval after having exhausted the dispute resolution process set forth in
Section 2.15 of this Appendix A.
"Designated Individuals" has the meaning set forth in Section 2.15(a) of this Appendix A.
"Engineering Change" means a mechanical or electrical change to the Product which affects form, fit, function, maintainability or manufacturability.
"Event of Default" means, with respect to a Partner, the occurrence or existence of any of the following events or conditions:
(a) a Bankruptcy Event of such Partner, such Partner's Parent or any Subsidiary of such Parent that has a direct or indirect ownership interest in such Partner;
(b) the failure of such Partner to make any required capital contribution when due under the Partnership Agreement;
(c) the material breach by such Partner or its Parent of any of the specified material obligations identified in the respective Operative Documents as 'Events of Default' under the Partnership Agreement, which breach is not cured (together with the payment of interest on any unpaid amount from the due date therefor computed at a rate of 15% per annum based on the actual number of days elapsed in a 360-day year) within 30 days following written notice thereof to such Partner and its Parent by the Partnership or the other Partner;
(d) the failure by such Partner or Parent to make any payment when due as specified in an Operative Document in an aggregate unpaid amount in excess of $7 million, which breach is not cured (together with the payment of interest on any unpaid amount from the due date therefor computed at a rate of 15% per annum based on the actual number of days elapsed in a 360-day year) within 30 days following written notice thereof to such Partner and its Parent by the Partnership or the other Partner; or
(e) a breach by either Parent of its covenant contained in
Section 5.01(d) of the Participation Agreement .
"Facility" means IBM's building located in East Fishkill, New York, designated "Building 322" prior to the signing of the Partnership Agreement (including ancillary non-production support areas) and leased to the Partnership at the Closing.
"Fiscal Quarter" means, unless changed by the Governing Board, a calendar quarter.
"Fiscal Year" means, unless changed by the Governing Board, a calendar year or, in the case of the Partnership's first Fiscal Year, such portion of a calendar year beginning on the Closing Date or, in the case of the Partnership's final Fiscal Year, such portion of a calendar year ending on the date that the Partnership is liquidated in accordance with Article XI of the Partnership Agreement or ending on the date on which a termination of the Partnership shall have occurred within the meaning of Code
Section 708(b)(1)(B).
"GAAP" means generally accepted accounting principles in the United
States as in effect from time to time, consistently applied.
"GAAS" means generally accepted auditing standards in the United States as in effect from time to time.
"Governing Board" has the meaning set forth in Section 5.01 of the Partnership Agreement.
"Governmental Action" means any authorization, consent, approval, order, waiver, exception, variance, franchise, permission, permit or license of, or any registration, filing or declaration with, by or in respect of, any Governmental Authority.
"Governmental Authority" means any Federal, state, local or foreign governmental Person, authority, agency, court, regulatory commission or other governmental body, including the Internal Revenue Service and the Secretary of State of any State, or any stock exchange having competence in the matter. "Governmental Rule" means any statute, law, treaty, rule, code, ordinance, regulation, license, permit, certificate or order of any Governmental Authority or any judgment, decree, injunction, writ, order or like action of any court or other judicial or quasijudicial tribunal.
"Harmful Code" means any computer code, programming instruction or a set of instructions that is intentionally constructed with the ability to damage, interfere with or otherwise adversely affect computer programs, data files or hardware without the consent or intent of the computer user. This definition includes self-replicating and self-propagating programming instructions commonly called viruses or worms.
"IBM" means International Business Machines Corporation, a New York corporation.
"IBM Assets" means the cash contributions, assets and properties initially to be transferred to the Partnership on the Initial Funding Date by the IBM Partner, as set forth in Schedule 4.07 to the Participation Agreement. "IBM Capacity Allocation" shall have the meaning set forth in the IBM
Sales Agreement.
"IBM Chips" shall have the meaning set forth in the CIRRUS Patent
License.
"IBM Director of Licensing" means that person appointed from time to time to said position within IBM, to whom notice May be given in accordance with
Section 9.1.2 of the IBM Patent License.
"IBM Equipment Leases" means each of the following:
(a) the "IBM Initial Equipment Lease" to be entered into between the Partnership and IBM at the Closing providing for the leasing to the Partnership of existing machinery and equipment listed on a Schedule thereto; and
(b) the "IBM Supplemental Equipment Lease" to be entered into between the Partnership and IBM with respect to future tooling and equipment requirements pursuant to Section 5.12 of the Participation Agreement.
"IBM Know-How" shall have the meaning set forth in the IBM Know-How
License.
"IBM Know-How License" means the license agreement to be entered into between IBM and the Partnership at the Closing providing for the license to the Partnership of certain IBM Know-How.
"IBM License Agreements" means the IBM Patent License and the IBM Know-
How License.
"IBM Licensed Chip Claims" means the claims of the IBM Patents except for the IBM RMM Chip Claims.
"IBM/Manufacturing Company Confidentiality Agreement" means the Confidentiality Agreement to be entered into between the Partnership and IBM at the Closing.
"IBM Partner" means MiCrus Holdings Inc., a Delaware corporation.
"IBM Patent License" means the license agreement to be entered into between IBM and the Partnership at the Closing providing for the license to the Partnership of certain patents.
"IBM Patents" shall have the meaning set forth in the IBM Patent License.
"IBM Real Estate Lease" means the lease to be entered into between the Partnership and IBM at the Closing providing for the leasing to the Partnership of the real property component of the manufacturing facility to be used in the conduct of the Partnership's business commonly known as Building 322 located in Fishkill, New York.
"IBM RMM Chip Claims" means the (i) claims of the IBM Patents in which the claimed invention is contained on a single RMM Chip and (ii) claims covering processes for making such chips.
"IBM Sales Agreement" means the agreement to be entered into between IBM and the Partnership at the Closing for the sale of Semiconductor Wafers by the Partnership to IBM.
"IBM Services Agreement" means the agreement to be entered into between the Partnership and IBM at the Closing relating to the provision of certain site and administrative services by IBM to the Partnership.
"Indebtedness" of any Person means, without duplication, (a) all obligations (whether present or future, contingent or otherwise, as principal or surety or otherwise) of such Person in respect of borrowed money or in respect of deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charge. are customarily paid,
(d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person,
(e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property (or a combination thereof), which obligations would be required to be classified and accounted for as capital leases on a balance sheet of such Person prepared in accordance with GAAP, (i) all obligations of such Person (whether absolute or contingent) in respect of interest rate swap or protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (j) all obligations of such Person as an account party in respect of letters of credit and bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership (other than the Partnership) in which such Person is a general partner.
"Initial Business Plan" means the initial business plan of the Partnership as agreed to by the Partners and the Parents pursuant to the Operative Documents.
"Initial Funding Date" means December 30, 1994.
"Integrated Circuit" means an integral unit including a plurality of active and/or passive circuit elements formed at least in part of Semiconductor Material and associated on, or in, a single substrate, such unit forming, or contributing to the formation of, an electrical circuit. "Intellectual Property" means any rights under applicable law with respect to intellectual property, including patents, patent applications, patent rights, trademarks, trademark registrations, trademark applications, licenses, service marks, business marks, brand names, trade names, all other names and slogans embodying business or product goodwill (or both), copyright registrations, mask works, copyrights (including copyrights in computer programs, software, including all source code and object code, development documentation, programming tools, drawings, specifications and data), rights in designs, trade secrets, technology, inventions, discoveries and improvements, know-how, proprietary rights, formulae, processes, technical information, confidential and proprietary information, and all other intellectual property rights, whether or not subject to statutory registration or protection.
"Inventions" shall have the meaning set forth in the IBM Patent License. "Joint and Several Lease Guarantees" means those Joint and Several Lease Guarantees of certain lease payments to be provided by CIRRUS and IBM in support of lease obligations incurred by the Partnership under the Third Party Lease, the IBM Equipment Leases (excluding the IBM Supplemental Equipment Lease) and the IBM Real Estate Lease.
The term "knowledge", when used in relation to a Person, includes the knowledge of such Person's Subsidiaries and general partners.
"Liaison Representative" means the representative of its respective
Parent that each Partner is entitled to select in order to receive information concerning the Partnership pursuant to Section 8.04 of the Partnership Agreement.
"Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset,
(b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right with respect to such securities.
"Limiting Agreement" shall have the meaning set forth in Section 5.10(k) of the Participation Agreement.
"Magneto-Optical Disk Drive" shall have the meaning set forth in the IBM Patent License.
Any reference to any event, change or effect being "material" with respect to any Person means an event, change or effect which is or, insofar as reasonably can be foreseen, will be material to the condition (financial or otherwise), properties, assets, liabilities, capitalization, licenses, businesses, operations or prospects of such Person and, in the case of the Partnership, the capital accounts of the Partners.
"Net Profits" and "Net Losses" means, subject to Section 7.03 of the Partnership Agreement, the taxable income and tax loss of the Partnership for Federal income tax purposes for a given Fiscal Year, increased by the amount of any tax-exempt income of the Partnership during such Fiscal Year and decreased by the amount of any Code Section 705(a)(2)(B) expenditures (within the meaning of Treasury Regulation Section 1.704-l(b)(2)(iv)(i)) of the Partnership during such Fiscal Year; provided, however, that, in the case of
Section 704(c) Property, depreciation for each Fiscal Year shall be an amount equal to (x) the depreciation for Federal income tax purposes with respect to such Section 704(c) Property for such Fiscal Year multiplied by (y) a fraction
(i) the numerator of which is the fair market value of such Section 704(c) Property on the date of contribution or revaluation and (ii) the denominator of which is the basis of such Section 704(c) Property on the date of contribution or revaluation for Federal income tax purposes; and provided further, however, that if the basis of such Section 704(c) Property for Federal income tax purposes is zero, depreciation for each Fiscal Year shall be computed under any reasonable method in accordance with Treasury Regulation
Section 1.704-l(b)(2)(iv)(g)(3) that is approved by both Partners.
"Operative Documents" means the Participation Agreement, the Partnership Agreement, the Third Party Lease, the IBM Equipment Leases, the CIRRUS Equipment Lease, the IBM Real Estate Lease, the Joint and Several Lease Guarantees, the IBM Patent License, the IBM Know-How License, the CIRRUS Patent License, the IBM Sales Agreement, the CIRRUS Sales Agreement, the IBM Services Agreement and the Confidentiality and Inventions Agreements. "Patented Combinations" means any combination of a CIRRUS Chip, RMM Chip or Subassembly Chip or portions of any thereof with each other or with any other product, device or apparatus, which combination is covered by at least one claim of any patent of IBM.
"Parent" means, with respect to the IBM Partner, IBM and, with respect to the CIRRUS Partner, CIRRUS.
"Participation Agreement" means the Participation Agreement dated as of September 1, 1994, among CIRRUS, IBM, the CIRRUS Partner and the IBM Partner, an the same May be amended from time to time in accordance with the provisions thereof.
"Partner" means each of the CIRRUS Partner and the IBM Partner, each a general partner of the Partnership, and any other Person who becomes a partner in the Partnership in accordance with the terms of the Partnership Agreement. "Partnership" means MiCrus, a New York general partnership, formed by the CIRRUS Partner and the IBM Partner pursuant to the Partnership Agreement. "Partnership Agreement" means the Partnership Agreement dated as of the Closing Date between the CIRRUS Partner and the IBM Partner, as the same
May be amended from time to time in accordance with the provisions thereof. "Percentage" means, with respect to the CIRRUS Partner, 48%, and, with respect to the IBM Partner, 52%; provided, however, that if either Partner transfers a portion of its ownership interest in the Partnership to any third party, its Percentage shall decrease accordingly and such third party transferee shall receive the appropriate Percentage interest.
"Permitted Liens" means (a) the rights and interests of the Partnership, either Partner, either Parent or any Affiliate of any such Person as provided in the Operative Documents; (b) Liens for Taxes which are not due and payable or which May after contest be paid without penalty or which are being contested in good faith and by appropriate proceedings (provided that an adequate reserve for the payment of such Taxes has been established by the appropriate Person) and so long as such proceedings shall not involve any substantial risk of the sale, forfeiture or loss of any part of any relevant asset or title thereto or any interest therein; and (c) other imperfections of title or other encumbrances, if any, which imperfections of title or other encumbrances are nonconsensual and do not, individually or in the aggregate, materially impair the use or value of the relevant asset.
"Person" means any individual, firm, company, corporation, unincorporated association, partnership, trust, joint venture, Governmental Authority or other entity, and shall include any successor (by merger or otherwise) of such entity.
"Product(s)", unless otherwise specified, means the product(s) manufactured by the Partnership in Semiconductor Wafer form, unless otherwise specified in Attachment B to the CIRRUS Sales Agreement or the IBM Sales Agreement, as applicable, and any supplements thereto.
"Product Family" means a group of Products which are produced generally using the same materials, technical processes and steps.
"Proration of Payments" means payments to be made from either CIRRUS to IBM, or L0M to CIRRUS, upon the termination of the Partnership prior to December 31, 2002, under the circumstances referred to in the Partnership Agreement as permitting or requiring Proration of Payments.
Such payments shall be based on the difference between (a) the cumulative actual fixed and per wafer payments made by CIRRUS to the Partnership pursuant to Section 8.4 of the CIRRUS Sales Agreement [*] and (b) the cumulative average per wafer assessment multiplied by the planned wafer shipments allocated to CIRRUS over the period from January 1, 1995, to December 31, 2002 as reflected in the Initial Business Plan to the date the last wafer shipment is made available F.O.B. (including the period of any applicable transition period).
The average per wafer assessment shall be calculated as follows: (c) the total payments to be made by CIRRUS to the Partnership including the fixed payments pursuant to Section 8.4.4 - 8.4.1 of the CIRRUS Sales Agreement [*] plus the actual per wafer payments made for wafers actually made available F.O.B. to CIRRUS by the Partnership to the date the last wafer shipment is made available F.O.B. (including the period of any applicable transition period), and the planned "to go" per wafer payments for the planned "to go" wafers allocated to CIRRUS over eight years as reflected in the Initial Business Plan divided by (d) the total actual and projected "to go" wafer shipments from the Partnership to CIRRUS for the wafers allocated to CIRRUS [*] as reflected in the Initial Business Plan.
If the cumulative actual fixed and per wafer payments made by CIRRUS to the Partnership pursuant to Section 8.4 of the CIRRUS Sales Agreement [*] exceed the average per wafer assessment multiplied by the wafers actually made available to CIRRUS by the Partnership to the date the last wafer shipment is made available F.O.B. (including the period of any applicable transition period), then IBM shall pay CIRRUS the difference if Proration of Payments is required under the Partnership Agreement. If the cumulative actual fixed and per wafer payments made by CIRRUS to the Partnership pursuant to Section 8.4 of the CIRRUS Sales Agreement [*] are less than the average per wafer assessment multiplied by the wafers actually made available to CIRRUS by the Partnership to the date the last wafer shipment is made available F.O.B. (including the period of any applicable transition period), then CIRRUS shall pay IBM the difference if Proration of Payments is required under the Partnership Agreement. If Proration of Payments is invoked as a result of an Event of Default, then such Proration of Payments shall also include the Start-up Adjustment Payment. An example of the application of Proration of Payments is attached to the Initial Business Plan.
"Rotating Magnetic Memory Chips" or "RMM Chips" means Semiconductor Chips primarily designed and developed for incorporation into a RMM Product. RMM Chips shall include CIRRUS RMM Chips.
"Rotating Magnetic Memory Product" or "RMM Product" means any product primarily designed to record information on end/or reproduce information from a rotating cylinder or disk having a magnetizable surface, during rotation of said cylinder or disk. RMM Products shall not include Magneto-Optical Disk Drives.
"Seconded Employee" means an employee of a Parent or any of its Affiliates that is made available to the Partnership or any of its Subsidiaries while remaining an employee of such Parent or any such Affiliate. "Section 704(c) Property" means any property contributed to the Partnership that has a tax basis for Federal income tax purposes on the date of its contribution that differs from its fair market value on such date and any Partnership property that is revalued pursuant to Section 7.01(b) of the Partnership Agreement. For purposes of calculating Net Profits or Net Losses arising from any Capital Transaction involving Section 704(c) Property, the basis of such Section 704(c) Property shall be deemed to be its fair market value on the date of contribution or revaluation less the accumulated depreciation (calculated in accordance with the provisos to the definition of Net Profits and Net Losses) arising after that date with respect to such
Section 704(c) Property.
"Semiconductor Chip" means any Integrated Circuit which has been manufactured using any part or all of the IBM Know-How, as defined in the IBM Know-How License.
"Semiconductor Material" means any material whose electrical conductivity is intermediate to that of metals and insulators at room temperature and whose electrical conductivity, over some temperature range, increases with increases in temperature. Such materials shall include but not be limited to refined products, reaction products and reduced products.
"Semiconductor Wafer" means a circular, disk-shaped unit of Semiconductor Material from which May be created, by applying various lithographic and other technological processes, Semiconductor Chips.
"Senior Executives" has the meaning set forth in Section 2.15(b) of this Appendix A.
"Start-up Adjustment Payment" means an adjustment payment from CIRRUS to IBM, or IBM to CIRRUS, calculated as follows: (a) subtract the planned wafer shipments allocated to both CIRRUS and IBM over the period from January 1, 1995, to December 31, 2002, as indicated in an Exhibit to the Initial Business Plan to the date the last wafer shipment is made available by the Partnership F.O.B. (including the period of any applicable transition period) from (b) the total planned wafer shipments from the Partnership to both CIRRUS and IBM over such period as indicated in an Exhibit to the Initial Business Plan; and divide the result by (c) the total planned wafer shipments from the Partnership to both CIRRUS and IBM [*] as indicated in an Exhibit to the Initial Business Plan; and multiply the result by [*].
"Subassembly" means a group of Semiconductor Chips that are physically, electrically and functionally interconnected on a single substrate wherein the minimum percentage of CIRRUS Chips and/or CIRRUS RMM Chips in such group of Semiconductor Chips is at least: (I) [*] for a group of [*] or more of such Semiconductor Chips; (ii) [*] for a group of [*] or more of such Semiconductor Chips; and (iii) [*] for a group of [*] such Semiconductor Chips; provided, however, that any Integrated Circuits acquired by the Customer from a source other than CIRRUS and added to such substrate shall not be counted in determining the above percentage requirements.
"Subassembly Chips" means Semiconductor Chips that are to be physically, electrically and functionally interconnected with CIRRUS Chips or CIRRUS RMM Chips in a Subassembly.
"Subject Acquirer" means any Person, or any of its Affiliates, who (i) is an RMM Product disk drive manufacturer; (ii) is a Semiconductor Chip or Semiconductor Wafer manufacturer; or (iii) has, for the most recent fiscal year of such Person, together with its Affiliates, ,
(a) gross revenues in excess of [*] from the development, manufacture, sale, leasing and servicing of information processing hardware; or
(b) gross revenues in excess of [*] from the development, reproduction, licensing, leasing and sale of information processing software and information processing related services.
"Subsidiary" of any Person means any other Person
(i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or
(ii) which does not have outstanding shares or securities (as May be the case in a partnership, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right to make decisions for such other Person is, now or hereafter owned or controlled, directly or indirectly, by such Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists; provided, however, that the term Subsidiary as used in any Operative Document, when used in relation to a Parent or any of its Affiliates, shall not include the Partnership or any of its Subsidiaries. "Tax" or "Taxes" means all Federal, state, local and foreign taxes, assessments and other governmental charges, including (a) taxes based upon or measured by gross receipts, income, profits, sales, use or occupation and (b) value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise or property taxes, together with (c) all interest, penalties and additions imposed with respect to such amounts and (d) any obligations under any agreements or arrangements with any other Person with respect to such amounts.
"Technical Coordinator" means each person effecting or supervising the transfer of information among the parties. The identity of the initial Technical Coordinator for each party is set forth in Section 2.16 of this Appendix A or in a document delivered pursuant thereto.
"Third Party Assets" means the machinery and equipment listed on a Schedule to the Third Party Lease, to be sold to the Third Party Lessor by IBM for $150,000,000 at or prior to the Closing and to be leased to the Partnership pursuant to the Third Party Lease.
"Third Party Lease" means the equipment lease agreement or lease agreements to be entered into between the Third Party Lessor and the Partnership at the Closing providing for the leasing of the Third Party Assets.
"Third Party Lessor" means the lessor or lessors under the Third Party
Lease.
"Transfer" means any transfer, sale, assignment, conveyance, issuance, license, sublicense or other disposal or delivery, including by merger, consolidation, dividend or distribution, whether made directly or indirectly, voluntarily or involuntarily, absolutely or conditionally, or by operation of law or otherwise.
"Unutilized Capacity" shall have the meaning set forth in Section 7.13 of the CIRRUS Sales Agreement.
ARTICLE II
Rules of Construction and Documentary Conventions
SECTION 2.01. Assignment. Except as May otherwise be specifically provided in any agreement or instrument incorporating these Rules of Construction and Documentary Conventions, a party thereto shall not Transfer, or grant or permit to exist any Lien (except Permitted Liens) on, such agreement or instrument or any of its rights thereunder (except for any Transfer by operation of law in connection with a merger, consolidation or sale of all or substantially all the assets of such party) without the prior written consent of each other party thereto (which consent May be withheld in such other party's sole discretion), and any such purported Transfer or Lien without such consent shall be void.
SECTION 2.02. Severability. If any provision of any agreement or instrument incorporating these Rules of Construction and Documentary Conventions or the application of any such provision is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of such agreement or instrument or invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties waive any provision of law that renders any provision of such agreement or instrument invalid, illegal or unenforceable in any respect. The parties shall, to the extent lawful and practicable, use their reasonable efforts to enter into arrangements to reinstate the intended benefits, net of the intended burdens, of any such provision held invalid, illegal or unenforceable. If the intent of the parties cannot be preserved, the agreement or instrument incorporating these Rules of Construction and Documentary Conventions shall either be renegotiated or terminated.
SECTION 2.03. Survival. Except as May otherwise be specifically provided in any agreement or instrument incorporating these Rules of Construction and Documentary Conventions, all covenants, agreements, representations and warranties of the parties made in or pursuant to such agreement or instrument shall survive the execution and delivery of such agreement or instrument and of the other Operative Documents and the closing of the transactions contemplated thereby and the expiration or other termination of such agreement or instrument or of any other Operative Document, notwithstanding any investigation by or on behalf of any party.
SECTION 2.04. Amendment and Waiver. No amendment to any agreement or instrument incorporating these Rules of Construction and Documentary Conventions shall be effective unless it shall be in writing, identify with specificity the provisions of the applicable agreement or instrument that are thereby amended or waived and be signed by each party thereto. Any failure of a party to comply with any obligation, covenant, agreement or condition contained in such agreement or instrument May be waived by the party entitled to the benefits thereof only by a written instrument duly executed and delivered by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, soy subsequent or other failure of compliance.
SECTION 2.05. Remedies. (a) In no event will any party to any agreement or instrument incorporating these Rules of Construction and Documentary Conventions be liable to another party thereto for special, indirect, punitive or incidental damages, lost profits, lost savings or any other consequential damages, even if such party has been advised of the possibility of such damages, resulting from the breach by it of any of its obligations thereunder or breach by it or any of its Affiliates of any of their respective obligations under any other Operative Document or from the use of any confidential or other information.
(b) Except as May otherwise be specifically provided in any agreement or instrument incorporating these Rules of Construction and Documentary Conventions, the rights and remedies of the parties under such agreement or instrument are cumulative and are not exclusive of any rights or remedies which the parties would otherwise have. Equitable relief, including the remedies of specific performance and injunction, shall be available with respect to any actual or attempted breach of such agreement or instrument.
SECTION 2.06. Table of Contents, Headings.  The Table of Contents and
Article and Section headings of any agreement or instrument incorporating these Rules of Construction and Documentary Conventions are for convenience of reference only and shall not affect the construction of or be taken into consideration in interpreting such agreement or instrument.
SECTION 2.07. Parties in Interest; Limitation on Rights of Others. Any agreement or instrument incorporating these Rules of Construction and Documentary Conventions shall be binding upon and inure to the benefit of the parties thereto and their permitted successors and assigns. Nothing in such agreement or instrument whether express or implied shall give or be construed to give any Person (other than the parties thereto and their permitted successors and assigns) any legal or equitable right, remedy or claim under or in respect of such agreement or instrument unless such Person is expressly stated in such agreement or instrument to be entitled to any such right remedy or claim.
SECTION 2.08. Counterparts; Effectiveness.
(a) Any agreement or instrument incorporating these Rules of Construction and Documentary Conventions May be executed by the parties thereto in separate counterparts each of which when so executed and delivered shall be an original but all such counterparts shall together constitute but one and the same contract.
(b) Any agreement or instrument incorporating these Rules of Construction and Documentary Conventions shall not become effective until one or more counterparts have been executed by each party thereto and delivered to the other parties thereto.
SECTION 2.09. Entire Agreement. Any agreement or instrument incorporating these Rules of Construction and Documentary Conventions, together with the other Operative Documents and the Exhibits Schedules Appendices and Attachments thereto any agreement entered into simultaneously therewith and the Initial Business Plan constitute the entire agreement of the parties to the Operative Documents with respect to the subject matter thereof and supersede all prior written and oral agreements and understandings with respect to such subject matter.
SECTION 2.10. Construction. References in any agreement or instrument incorporating these Rules of Construction and Documentary Conventions to any gender include references to all genders and references in such agreement or instrument to the singular include references to the plural and vice versa. Unless the context otherwise requires, the term "party" when used in any such agreement or instrument means a party to such agreement or instrument. References in any such agreement or instrument to a party or other Person include their respective successors and assigns. The words "include", "includes" and "including" when used in any such agreement or instrument shall be deemed to be followed by the phrase "without limitation". Unless the context otherwise requires, references in any such agreement or instrument to Articles, Sections, Exhibits, Schedules, Appendices and Attachments shall be deemed references to Articles and Sections of, and Exhibits, Schedules, Appendices and Attachments to, such agreement or instrument. Unless the context otherwise requires, the words "hereof", "hereby" and "herein" and words of similar meaning when used in any such agreement or instrument refer to such agreement or instrument in its entirety and not to any particular Article, Section or provision of such agreement or instrument.
SECTION 2.11. Governing Law. Any agreement or instrument incorporating these Rules of Construction and Documentary Conventions shall in all respects be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles of such State.
SECTION 2.12. Waiver of Jury Trial and Certain Damages. Each party to any agreement or instrument incorporating these Rules of Construction and Documentary Conventions waives, to the fullest extent permitted by applicable law, (i) any right it May have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to any Operative Document and
(ii) any right it May have to receive damages or indemnification from any other party to any Operative Document in respect of any act, omission or event relating to such Operative Document or the transactions contemplated by the Operative Documents based on any theory of liability for any special, indirect, consequential or punitive damages. Each party to any such agreement or instrument (x) certifies that no representative, agent or attorney of another party to any Operative Document has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (y) acknowledges that it has been induced to enter into such agreement or instrument by, among other things, the mutual waivers and certifications set forth above in this Section 2.12.
SECTION 2.13. Jurisdiction, Consent to Service of Process.
(a) Each party to any agreement or instrument incorporating these Rules of Construction and Documentary Conventions hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any Federal court of the United States of America sitting in the Southern District of New York, and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to the Operative Documents, or for recognition or enforcement of any judgment resulting from any such suit, action or proceeding, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding May be heard and determined in such Federal court.
(b) It shall be a condition precedent to each party's right to bring any such suit, action or proceeding (unless such suit, action or proceeding is brought solely to obtain discovery or to enforce a judgment) that such suit, action or proceeding, in the first instance, be brought in such Federal court, and if such Federal court refuses to accept jurisdiction with respect thereto, such suit, action or proceeding May be brought in any other court with jurisdiction; provided that the foregoing condition precedent shall not apply to any suit, action or proceeding by a party seeking indemnification or contribution pursuant to any Operative Document or otherwise in respect of a suit, action or proceeding against such party if such suit, action or proceeding by such party seeking indemnification or contribution is brought in the same court as the suit, action or proceeding against such party.
(c) No party to any agreement or instrument incorporating these Rules of Construction and Documentary Conventions May move to (i) transfer any such suit, action or proceeding from such Federal court to another jurisdiction,
(ii) consolidate any such suit, action or proceeding brought in such Federal court with a suit, action or proceeding in another jurisdiction or (iii) dismiss any such suit, action or proceeding brought in such Federal court for the purpose of bringing the same in another jurisdiction.
(d) Each party to any agreement or instrument incorporating these Rules of Construction and Documentary Conventions hereby irrevocably and unconditionally waives, to the fullest extent it May legally and effectively do so, (i) any objection which it May now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Operative Documents in any Federal court sitting in the Southern District of New York, (ii) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and (iii) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party.
(e) Each party to any agreement or instrument incorporating these Rules of Construction and Documentary Conventions irrevocably consents to service of process in the manner provided for the giving of notices pursuant to such agreement or instrument. Nothing in this Appendix shall affect the right of any party to such agreement or instrument to serve process in any other manner permitted by law.
SECTION 2.14. Notices. All notices and other communications to be given to any party under any agreement or instrument incorporating these Rules of Construction and Documentary Conventions shall be in writing and any notice shall be deemed given when delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile, and shall be directed to the address or facsimile number of such party specified below (or at such other address or facsimile number as such party shall designate by like notice):
(a) If to IBM:
International Business Machines Corporation
Old Orchard Road
Armonk, New York 10504
Telephone: (914) 765-7800
Telecopy: (914) 765-7803
Attention of Lee A. Dayton
General Manager
Real Estate and Business Development
With a copy to:
Gregory C. Bomberger, Esq.
International Business Machines Corporation
Old Orchard Road
Armonk, New York 10504
Telephone: (914) 765-7392
Telecopy: (914) 765-6006
And a copy to:
Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Telephone: (212) 474-1000
Telecopy: (212) 474-3700
Attention of Martin L. Senzel, Esq.
(b) If to the IBM Partner:
MiCrus Holdings Inc.
In care of International Business Machines Corporation
Route 52, East Fishkill
Hopewell Junction, New York 12533
Telephone: 914-892-5150
Telecopy: 914-892-5153
Attention of Eric G. Johnson
With a copy to:
Lee A. Dayton
International Business Machines Corporation
Old Orchard Road
Armonk, New York 10504
Telephone: (914) 765-7800
Telecopy: (914) 765-7803
And a copy to:
Gregory C. Bomberger, Esq.
International Business Machines Corporation
Old Orchard Road
Armonk, New York 10504
Telephone: (914) 765-7392
Telecopy: (914) 765-6006
And a copy to:
Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Telephone: (212) 474-1000
Telecopy: (212) 474-3700
Attention of Martin L. Senzel, Esq.
(c) If to CIRRUS:
CIRRUS Logic, Inc.
3100 West Warren Avenue
Fremont, California 94538
Telephone: (510) 623-8300
Telecopy: (510) 226-2033
Attention of George Alexy
With a copy to:
Morrison & Foerster
345 California Street
San Francisco, California 94104
Telephone: (415) 677-7000
Telecopy: (415) 677-7522
Attention of David E. Nelson, Esq.
(d) If to the CIRRUS Partner:
Cirel, Inc.
In care of
CIRRUS Logic, Inc.
3100 West Warren Avenue
Fremont, California 94538
Telephone: (510) 623-8300
Telecopy: (510) 226-2033
Attention of George Alexy
With a copy to:
Morrison & Foerster
345 California Street
San Francisco, California 94104
Telephone: (415) 677-7000
Telecopy: (415) 677-7522
Attention of David E. Nelson, Esq.
(e) If to the Partnership:
MiCrus
1580 Route 52
Hopewell Junction, New York 12533
Attention of Chief Executive Officer
SECTION 2.15. Escalation. Upon the occurrence of any event which, pursuant to the express provisions of any agreement or instrument incorporating these Rules of Construction and Documentary Conventions, entitles a party to invoke the escalation provisions set out in this
Section 2.15, the following procedure shall apply:
(a) The Partners will attempt to resolve the subject of the escalation promptly by negotiations between the persons designated to receive notices pursuant to Section 2.14 from time to time of each Partner (the "Designated Individuals"). The Designated Individuals shall meet at least once in person to attempt to resolve the matter. Either Designated Individual May request the other to meet at a time and location to be mutually agreed. If the matter has not been resolved within [*] of the initiation of the escalation procedure, either Designated Individual May refer the matter as provided in
Section 2.15(b).
(b) The subject matter of the escalation shall be referred to, in the case of the IBM Partner, a Vice President of IBM with responsibility for the IBM Microelectronics Division and, in the case of the CIRRUS Partner, the Chief Executive Officer of CIRRUS (collectively, the "Senior Executives"), and the applicable persons shall deliver to the Senior Executives memoranda stating the subject of the escalation and their positions. The Senior Executives will meet in person or by telephone within 14 days after (i) the expiration of the [*] specified in Section 2.15(a) or (ii) in the case of a direct referral to the Senior Executives in accordance with the Partnership Agreement, such direct referral, and attempt in good faith to resolve the subject matter of the escalation.
(c) Efforts to comply with the provisions of Section 2.15(a) (if applicable) for a period of [*] and with Section 2.15(b) for a period of [*] from the commencement of such procedure (which time period May be extended by written agreement of the Senior Executives) shall be a condition precedent to any further action or proceeding with respect to such matter. Subject to the foregoing, use of the procedures specified in this Section 2.1S shall be without prejudice to the exercise of any other remedies permitted by the Operative Documents.
SECTION 2.16. Technical Coordinators. CIRRUS, IBM and the Partnership shall each maintain a Technical Coordinator to represent such party in connection with the routine implementation of procedures described in the Operative Documents requiring the involvement of such party's Technical Coordinator. Each Technical Coordinator May be replaced at any time by the party represented by such Technical Coordinator upon written notice given to the other parties in accordance with Section 2.14, with copies of such notice to be given to the other Technical Coordinators. The initial Technical Coordinators shall be:
(a) For IBM:
That person designated in a document furnished pursuant hereto.
(b) For CIRRUS:
That person designated in a document furnished pursuant hereto.
(c) For the Partnership:
That person designated pursuant to Section 5.02(a)(i) of the Partnership Agreement.
SECTION 2.17. Definitions. The definitions set forth in Article I of this Appendix A shall apply to this Article II.